UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Amendment No. 1)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Sec.240.14a-12

BENCHMARK BANKSHARES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $19.00, which is the per share price to be paid in the transaction subject to this Schedule 14A filing.

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

BENCHMARK BANKSHARES, INC.	Parent Corporation of

100 South Broad Street Post Office Box 569 Kenbridge, VA 23944 Telephone: (434) 676-9054

February     , 2005

Dear Fellow Shareholders:

Over the past two years, the board of directors of Benchmark has researched the benefits of remaining a publicly traded company. The board of directors determined that, even as a publicly traded stock, there is a very limited trading market for our shares of common stock and that our shareholders have derived little benefit from Benchmark’s status as a publicly-held corporation. The board of directors also concluded that, as a private company, management would have increased flexibility to consider and initiate actions that may produce long-term benefits and growth. Furthermore, the board has determined that the increasing burden and expense, estimated to be in excess of $240,000 for the current year, associated with maintaining the registration of Benchmark’s common stock with the Securities and Exchange Commission (SEC), is no longer cost efficient for Benchmark.

As a result of these conclusions, the Board has called a special meeting of shareholders of Benchmark Bankshares, Inc. to be held on March 17, 2005 at 7:30 p.m. At this important meeting, you will be asked to vote on a proposed transaction that, if approved, will result in termination of the registration of Benchmark’s common stock under the Federal securities laws. Commonly referred to as “going private,” the proposed transaction will reduce the number of shareholders of record to fewer than 300, as required for the deregistration of our common stock under the Federal securities laws. The reduction in the number of shareholders will be accomplished by amending our articles of incorporation to provide for a reverse 1-for-2,000 stock split followed immediately by a forward 2,000-for-1 stock split of our common stock. A copy of the proposed amendment is attached as Annex A to this proxy statement. Upon approval, each shareholder will be affected as follows:

Immediately Before the Transaction	Net Effect After Transaction
Shareholders of record holding 2,000 or more shares and All street name holders of Benchmark common stock	Your shares of common stock will continue to be outstanding, and you will receive no cash.

Shareholders of record holding fewer than 2,000 shares	You will receive $19.00 cash, without interest, per share

AS AN OPTION, shareholders owning fewer than 2,000 shares who do not wish to receive cash for their shares may move their shares into “street” name through a nominee (such as a bank which has trust powers or a stock broker) before the effective time of the transaction. Conversely, shareholders owning fewer than 2,000 shares in “street” name may transfer their shares to direct registration with Benchmark should they desire to receive cash in the transaction.

YOUR BOARD OF DIRECTORS BELIEVES THIS TRANSACTION IS IN THE BEST INTERESTS OF BENCHMARK AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL.

Your vote is very important. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND MAIL THE ENCLOSED PROXY. If you do not vote, it will have the same effect as voting against the transaction.

Sincerely yours,

R. MICHAEL BERRYMAN	BEN L. WATSON, III
Chairman of the Board	President and Chief Executive Officer

BENCHMARK BANKSHARES, INC.

100 South Broad Street

Kenbridge, VA 23944

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD MARCH 17, 2005

Benchmark Bankshares, Inc., a Virginia corporation (“Benchmark”), will hold a special meeting of shareholders on March 17, 2005 at 7:30 p.m., Eastern time, at Benchmark Community Bank, 100 South Broad Street, Kenbridge, Virginia, 23944, for the following purposes:

•	To consider and vote upon a proposal to amend the articles of incorporation of Benchmark that will provide for a reverse 1-for-2,000 stock split followed immediately by a forward 2,000-for-1 stock split of Benchmark’s common stock (the “transaction”). As a result of the transaction, (a) each share of Benchmark common stock held of record by a shareholder owning fewer than 2,000 shares immediately before the effective time of the transaction will be converted into the right to receive from Benchmark $19.00 in cash, without interest, per share, and (b) each share of common stock held by a shareholder of record owning 2,000 or more shares will continue to represent one share of Benchmark common stock after completion of the transaction. A copy of the proposed amendment to the articles of incorporation is attached as Annex A to the accompanying proxy statement; and

•	To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

We have fixed the close of business on January 18, 2005 as the record date for determining those shareholders entitled to notice of and to vote at the special meeting. If your shares are held in the name of a broker, trust or other nominee, you will need a proxy or letter from the broker, trustee or nominee in order to vote personally at the meeting.

The board of directors of Benchmark has carefully considered the terms of the proposed transaction and believes that it is fair to, and in the best interests of, Benchmark and its shareholders. The board of directors has unanimously approved the transaction and unanimously recommends that you vote FOR the approval of the transaction.

BY ORDER OF THE BOARD OF DIRECTORS,

Secretary

February     , 2005

Whether or not you plan to attend the special meeting, please complete, date, sign, and return the enclosed proxy card in the enclosed envelope. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

PROXY STATEMENT

FOR THE SPECIAL MEETING OF THE

SHAREHOLDERS OF

BENCHMARK BANKSHARES, INC.

The board of directors of Benchmark provides this proxy statement to you to solicit your vote on the approval of the proposed amendment to our articles of incorporation that will provide for a reverse 1-for-2,000 stock split followed immediately by a forward 2,000-for-1 stock split of Benchmark’s common stock.

As permitted under Virginia law, shareholders of record whose shares are converted into less than 1 share in the reverse split (meaning they held fewer than 2,000 shares at the effective time of the reverse split) will receive a cash payment from Benchmark for their fractional share interests equal to $19.00 cash, without interest, for each share of common stock they held immediately before the reverse split.

Shareholders who own 2,000 or more shares of record at the effective time of the transaction or whose shares are held by a nominee will not be entitled to receive any cash for their fractional share interests resulting from the reverse split. The forward split that will immediately follow the reverse split will reconvert their whole shares and fractional share interests back into the same number of shares of common stock they held immediately before the effective time of the transaction. As a result, the total number of shares held by such a shareholder will not change after completion of the transaction. We refer to the reverse and forward stock splits, together with the related cash payments to shareholders holding fewer than 2,000 shares, as the “transaction.”

After the transaction, Benchmark anticipates it will have approximately 257 shareholders of record. As a result, Benchmark will no longer be subject to the annual and periodic reporting and related requirements under the federal securities laws that are applicable to public companies. In addition, Benchmark’s common stock will cease to be traded on the OTC Bulletin Board and any trading in our common stock after the transaction will only occur in the “pink sheets” or in privately negotiated sales.

The transaction cannot occur unless the holders of more than two-thirds of the issued and outstanding shares of Benchmark common stock approve the proposed amendment to our articles of incorporation, a copy of which is attached as Annex A to this proxy statement. The board of directors has scheduled a special meeting of shareholders to vote on the transaction as follows:

March 17, 2005 at 7:30 p.m.

Benchmark Community Bank

100 South Broad Street

Kenbridge, Virginia

This document provides you with detailed information about the proposed transaction. Please see “Where You Can Find More Information” on page 48 for additional information about Benchmark on file with the Securities and Exchange Commission.

This proxy statement and proxy card are being mailed to shareholders of Benchmark beginning on February     , 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this proposed transaction, passed upon the merits or fairness of this transaction, or determined that the proxy statement is truthful or complete. It is illegal for any person to tell you otherwise.

Annexes

Proposed Amendments to the Articles of Incorporation	Annex A
Opinion of Davenport & Company LLC	Annex B

SUMMARY TERM SHEET

This summary term sheet, together with the “Questions and Answers” section that follows, highlight selected information from the proxy statement about the proposed transaction. This summary term sheet and the question and answer section may not contain all of the information that is important to you. For a more complete description of the transaction, you should carefully read this proxy statement and all of its annexes before you vote. For your convenience, we have directed your attention in parentheses to the location in this proxy statement where you can find a more complete discussion of each item listed below.

As used in this proxy statement, “Benchmark,” “we,” “our,” “ours” and “us” refer to Benchmark Bankshares, Inc. and all of its subsidiaries, and the transaction refers to the reverse and forward stock splits, together with the related cash payments to shareholders holding fewer than 2,000 shares at the effective time of the transaction.

The Transaction (Page 46)

If the transaction is approved and completed:

•	Benchmark shareholders of record holding fewer than 2,000 shares of Benchmark common stock at the effective time of the transaction will receive a cash payment from Benchmark of $19.00 per share, without interest, for each share of common stock held immediately before the transaction;

•	Benchmark shareholders of record holding 2,000 or more shares at the effective time of the transaction and all those whose shares are held by a nominee, such as a bank or broker, will continue to hold the same number of shares of Benchmark common stock after completion of the transaction and will not receive any cash payment;

•	the officers and directors of Benchmark at the effective time of the transaction will continue to serve as the officers and directors of Benchmark immediately after the transaction; and

•	outstanding options held by our employees to acquire Benchmark common stock will continue to be outstanding under their existing terms and conditions.

For a description of the provisions regarding the treatment of shares held in street name, please see “The Proposed Amendment – Conversion of Shares in the Transaction” on page 46 of this proxy statement.

The Parties (Page 44)

•	Benchmark is a Virginia corporation and registered bank holding company under the Bank Holding Company Act of 1956.

•	The principal executive offices of Benchmark are located at 100 South Broad Street, Kenbridge, VA 23944.

•	The telephone number for Benchmark is (434) 676-9054.

Vote Required; Record Date (Page 15)

Approval of the transaction requires the approval of the holders of more than two thirds of the outstanding shares of Benchmark common stock entitled to vote on the proposed transaction at the special meeting. As of the close of business on January 18, 2005, there were 2,994,932 shares of our common stock entitled to notice of and to vote at the special meeting.

Reasons for the Transaction (Page 20)

The board of directors of Benchmark has determined that, for the reasons discussed in detail in the proxy statement, the transaction is in the best interests of Benchmark and its shareholders. Benchmark believes the transaction would:

•	relieve Benchmark of the administrative burden and cost associated with filing reports and otherwise complying with the requirements of registration under the Securities Exchange Act of 1934 (the “Exchange Act”), by deregistering its common stock under the Exchange Act;

•	eliminate the expense and burden of dealing with Benchmark’s high number of shareholders holding small positions in Benchmark’s stock;

•	afford shareholders who own less than 2,000 shares of Benchmark immediately before the transaction the opportunity to receive cash for their shares at a price that represents a premium of 16.6% and 18.8% over the average one month and three month closing price before the public announcement of the proposed going private transaction and without having to pay brokerage commissions; and

•	increase management’s flexibility to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce quarterly earnings per share growth.

Recommendation of the Board of Directors (Page 21)

The board of directors of Benchmark believes that the transaction is fair to and in the best interests of Benchmark and its shareholders, including both affiliated and unaffiliated shareholders, and unanimously recommends that shareholders of Benchmark vote “FOR” the approval of the transaction. As used in this proxy statement, the term “affiliated shareholder” means any shareholder who is a director or executive officer of Benchmark, and the term “unaffiliated shareholder” means any shareholder other than an affiliated shareholder. Benchmark’s directors and executive officers have indicated that they will vote all of their shares of Benchmark stock in favor of the transaction. As of January 18, 2005 the directors and executive officers of Benchmark beneficially owned a total of 447,582 shares of Benchmark stock, or approximately 14.94% of the total shares issued and outstanding on that date. See “The Parties – Securities Ownership of Management.” No other shareholders have disclosed to Benchmark how they intend to vote on this matter.

Background of the Transaction (Page 16)

Please see “Special Factors – Background of the Transaction” on page 16 for a discussion of the events leading up to the public announcement of this proposal and certain events that subsequently occurred.

Effects of the Transaction (Page 28)

As a result of the transaction, we anticipate that:

•	the registration of Benchmark common stock under the Exchange Act will be terminated, and Benchmark will no longer be a public company subject to the reporting and other requirements of the Exchange Act;

•	Benchmark common stock will no longer be traded on the OTC Bulletin Board and price quotations for our common stock will no longer be available – any trading in our common stock after the transaction will only occur in the “pink sheets” or in privately negotiated sales;

•	shareholders of record who own fewer than 2,000 shares at the effective time of the transaction will no longer have an interest in or be a shareholder of Benchmark and will not be able to participate in Benchmark’s future earnings and growth, if any, unless they subsequently acquire shares of our common stock;

•	the number of our shareholders of record will be reduced from approximately 965 (which included 39 brokerage firms holding shares in street name) to approximately 257, and the number of outstanding shares of Benchmark common stock will decrease by approximately 20.86% from 2,976,486 to approximately 2,355,635;

•	the percentage of ownership of Benchmark common stock beneficially owned by the current executive officers and directors of Benchmark as a group will increase from 14.94% to approximately 18.85%;

•	aggregate shareholders’ equity of Benchmark as of September 30, 2004, will be reduced from approximately $30.5 million on a historical basis to approximately $18.5 million on a pro forma basis, but Benchmark will continue to be a “well capitalized” institution under the applicable bank capital guidelines;

•	the book value per share of common stock as of September 30, 2004, will be reduced from $10.25 per share on a historical basis to approximately $7.87 per share on a pro forma basis;

•	Benchmark’s regulatory capital will be reduced, including a decrease in Benchmark’s Tier 1 capital as of September 30, 2004, from $29.7 million on a historical basis to $23.7 million on a pro forma basis (as adjusted to reflect an expected private placement of trust preferred securities);

•	net income per share of common stock (including non-recurring income and expenses) for the year ended December 31, 2003, will increase from $1.21 on a historical basis to $1.42 on a pro forma basis ($1.19 to $1.39 on a fully diluted basis); and

•	net income per share of common stock (including non-recurring income and expenses) for the nine months ended September 30, 2004, will increase from $0.90 on a historical basis to $1.04 on a pro forma basis ($0.89 to $1.02 on a fully-diluted basis).

Fairness Opinion of Financial Advisor (Page 24)

Davenport & Company LLC, financial advisor to Benchmark, has delivered to the board of directors of Benchmark its written opinion to the effect that, as of the date of such opinion and based upon and subject to certain matters stated in the opinion, the cash consideration to be paid in the proposed going private transaction is fair, from a financial point of view, to our shareholders, including shareholders who will receive cash in the proposed going private transaction as well as those who will remain shareholders after the proposed going private transaction. The full text of the written opinion of Davenport & Company LLC, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this proxy statement. You should read the opinion carefully in its entirety, along with the discussion under “Special Factors – Opinion of the Financial Advisor.”

The opinion of Davenport & Company LLC is directed to the Benchmark board of directors, addresses only the fairness to holders of Benchmark common stock from a financial point of view of the cash consideration to be paid in the proposed going private transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the special meeting and does not address the relative merits of the proposed going private transaction as compared to any alternative business strategies that might exist for Benchmark. The opinion of Davenport & Company LLC was not an expression of opinion as to the prices at which shares of Benchmark common stock would trade following announcement or completion of the proposed going private transaction.

Conditions to the Completion of the Transaction (Page 48)

The completion of the transaction depends upon the approval of the proposed amendments to our articles of incorporation that will implement the transaction by the holders of more than two-thirds of our outstanding shares.

Reservation of Rights (Page 48)

We reserve the right to abandon the transaction without further action by our shareholders at any time before the filing of the necessary amendment of Benchmark’s articles of incorporation with the Virginia State Corporation Commission, even if the transaction has been authorized by our shareholders at the special meeting, and by voting in favor of the transaction you are expressly also authorizing us to determine not to proceed with the transaction if we should so decide. We also reserve the right to delay the transaction if there is litigation pending regarding the transaction.

U.S. Federal Income Tax Consequences (Page 34)

The receipt of cash in the transaction will be taxable for Federal income tax purposes.

Tax matters are very complicated, and the tax consequences to you of the transaction will depend on your own situation. To review the material tax consequences in greater detail, please read the discussion under “Special Factors – U.S. Federal Income Tax Consequences.”

No Dissenters’ Rights (Page 36)

Under Virginia law, you are not entitled to dissent from the transaction and receive the “fair value” of your shares.

Sources of Funds; Financing of the Transaction (Page 29)

We estimate that the total funds required to pay the consideration to shareholders entitled to receive cash for their Benchmark shares and to pay fees and expenses relating to the transaction will be approximately $11,956,169. The consideration to shareholders and the fees and expenses incurred in connection with the transaction will be paid from our capital and the proceeds Benchmark expects to receive from a private placement of our trust preferred securities. For a description of the terms of the financing, please read the discussion under “Special Factors – Certain Effects of the Transaction.”

Potential Conflicts of Interest of Executive Officers and Directors (Page 33)

The executive officers and directors of Benchmark may have interests in the transaction that are different from your interests as a shareholder, or relationships that may present conflicts of interest, including the following:

•	Each member of the board of directors and each executive officer holds of record 2,000 or more shares of Benchmark common stock and will retain their shares after the transaction; and

•	As a result of the transaction, the shareholders who own of record at the effective time of the transaction, 2,000 or more shares, such as our directors and some executive officers, will increase their percentage ownership interest in Benchmark as a result of the transaction. For example, assuming the transaction is approved, the ownership percentage of the directors and executive officers will increase from 14.94% to approximately 18.85% as a result of the reduction of the number of shares of the common stock outstanding by an estimated 620,851 shares.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE TRANSACTION

About the Special Meeting and Voting Procedures

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your votes for use at our special meeting of shareholders.

This proxy statement provides information that you need to know in order to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We began sending this proxy statement, notice of special meeting and the enclosed proxy card on or about February     , 2005 to all shareholders entitled to notice of and to vote at the special meeting. The record date for shareholders entitled to vote is January 18, 2005. On that date, there were 2,994,932 shares of our common stock outstanding. Shareholders are entitled to the one vote for each share of common stock held as of the record date.

Q:	Should I send in my stock certificates now?

A:	No. After the transaction is completed, we will send instructions on how to receive any cash payments you may be entitled to receive.

Q:	What is the time and place of the special meeting?

A:	The special meeting will be held at Benchmark Community Bank, 100 South Broad Street, Kenbridge, Virginia at 7:30 p.m., Eastern time, on March 17, 2005.

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the approval of the proposed amendments to our articles of incorporation that will provide for a reverse 1-for-2,000 stock split followed immediately by a forward 2,000-for-1 stock split. Shareholders of record whose shares are converted into less than 1 share in the reverse split (meaning they held fewer than 2,000 shares at the effective time of the transaction) will receive a cash payment from Benchmark for their fractional share interests equal to $19.00 cash, without interest, for each share of common stock they held immediately before the transaction. Shareholders who own 2,000 or more shares at the effective time of the transaction and all those who hold Benchmark shares in “street name” by a stockbroker or bank will continue to own the same number of shares after the transaction as they did before. After the transaction, Benchmark will no longer be subject to the reporting and related requirements of the Exchange Act, and its common stock will cease to be traded on the OTC Bulletin Board. Any trading in our common stock after the transaction will only occur in the “pink sheets” or in privately negotiated sales.

Q:	Who may be present at the special meeting and who may vote?

A:	All holders of our common stock may attend the special meeting in person. However, only holders of our common stock of record as of January 18, 2005 may cast their votes in person or by proxy at the special meeting.

Q:	What is the vote required to approve the transaction?

A:	The proposal to approve the transaction must receive the affirmative vote of the holders of more than two-thirds of the shares of Benchmark common stock issued and outstanding as of the record date. If you do not vote your shares, either in person or by proxy, or if you abstain from voting on this matter, it has the same effect as if you voted against the transaction. In addition, if you do not instruct your broker on how to vote on the transaction, your broker will not be able to vote for you. This will have the same effect as a vote against the transaction.

Q:	Who is soliciting my proxy?

A:	The board of directors of Benchmark.

Q:	What is the recommendation of our board of directors regarding the proposal?

A:	Our board of directors has determined that the transaction is advisable and in the best interests of Benchmark and its shareholders. Our board of directors has therefore unanimously approved the transaction and recommends that you vote “FOR” approval of this matter at the special meeting.

Q:	What do I need to do now?

A:	Please sign, date and complete your proxy card and promptly return it in the enclosed, self addressed, prepaid envelope so that your shares can be represented at the special meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares for you ONLY if you instruct your broker how to vote for you. Your broker should mail information to you that will explain how to give these instructions.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. Just send by mail a written revocation or a later-dated, completed and signed proxy card before the special meeting or simply attend the special meeting and vote in person. You may not change your vote by facsimile or telephone.

Q:	What if I don’t send back a proxy card or vote my shares in person at the special meeting?

A:	If you don’t return your proxy card or vote your shares in person at the special meeting, each of those shares will be treated as a non-vote and will have the effect described above under “What is the vote required to approve the transaction?”

Q:	What happens if I sell my Benchmark shares before the special meeting?

A:	The record date for the special meeting is earlier than the targeted effective time of the transaction. If you own shares of Benchmark common stock on the record date but transfer your shares after the record date, but before the transaction, you will retain your right to vote at the special meeting based on the number of shares you owned on the record date. If you sell a sufficient number of shares so that you own fewer than 2,000 shares of record at the effective time of the transaction, you will receive $19.00 cash for each share you own immediately before the effective time of the transaction.

Q.	What happens if the special meeting is postponed or adjourned?

A.	Your proxy will be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

About the Transaction

Q:	What will I receive in the transaction?

A:	If you own fewer than 2,000 shares of Benchmark common stock of record immediately before the effective time of the transaction, you will receive $19.00 in cash, without interest, from Benchmark for each share you own of record. If you own 2,000 or more shares of Benchmark common stock of record at the effective time of the transaction or hold shares in street name, you will not receive any cash payment for your shares in connection with the transaction and will continue to hold the same number of shares of Benchmark common stock as you did before the transaction. Please read the discussion under “Special Factors – Effect of the Transaction on Shareholders” for a description of the treatment of shares held in street name.

Q:	What if I hold shares in street name?

A:	If you hold shares of common stock in street name through a nominee (such as a bank or broker), you will not receive cash for those shares unless the shares are transferred into your name by the nominee before the effective time of the transaction. Please read the discussion under “Special Factors – Effect of the Transaction on Shareholders” for a description of the treatment of shares held in street name.

Q:	What if I do not want to receive cash in exchange for my shares?

A:	If you hold of record fewer than 2,000 shares, you must move your shares of common stock into street name through a nominee (such as a bank or broker) before the effective time of the transaction. Alternatively, you can purchase additional shares of common stock such that you own at least 2,000 shares before the effective time of the transaction.

Q:	How will Benchmark be operated after the transaction?

A:	After the transaction, Benchmark will no longer be subject to the reporting and related requirements under the federal securities laws that are applicable to public companies. Benchmark expects its business and operations to continue as they are currently being conducted and, except as disclosed in this proxy statement, the transaction is not anticipated to have any effect upon the conduct of such business. As a result of the transaction, shareholders of Benchmark who receive cash for their shares in the transaction will no longer have a continuing interest as shareholders of Benchmark and will not share in any future earnings and growth of Benchmark. Also, Benchmark expects that after the transaction, its common stock will be delisted from the OTC Bulletin Board. Any trading in our common stock will only occur in the “pink sheets” or in privately negotiated sales which may adversely affect the liquidity of the common stock.

Q:	When do you expect the transaction to be completed?

A:	We are working toward completing the transaction as quickly as possible, and we expect the transaction to be completed at 6:00 p.m. on March 18, 2005 or as soon as reasonably practicable thereafter.

Q:	What are the federal income tax consequences of the transaction to me?

A:	The receipt of cash in the transaction will be taxable for federal income tax purposes. Shareholders who do not receive cash in the transaction should not be subject to taxation as a result of the transaction. To review the material tax consequences in greater detail, please read the discussion under “Special Factors – U.S. Federal Income Tax Consequences.”

Q:	May I buy additional shares in order to remain a shareholder of Benchmark?

A:	Yes. The key date is how many shares of common stock you own of record at the effective time of the transaction. So long as you are able to acquire a sufficient number of shares so that you own 2,000 or more shares at the effective time of the transaction, which we expect to occur at 6:00 p.m. on March 18, 2005 or as soon as reasonably practicable thereafter, your shares of Benchmark common stock will not be cashed-out in the transaction.

Alternatively, if you want to remain a shareholder, but do not want to buy additional shares of Benchmark common stock, you will not be cashed out if you transfer your shares to a nominee, such as a broker, before the effective time.

Q:	Who can help answer my questions?

A:

If you have any questions concerning the transaction or the special meeting, or if you would like additional copies of this proxy statement or proxy card, please contact: Janice W. Pernell, Senior Vice President/Treasurer, or E. Neil Burke, Vice

President/Financial Officer, Benchmark Bankshares, Inc., 100 South Broad Street, Kenbridge, VA 23944. Their telephone number is (434) 676-9054.

SUMMARY FINANCIAL INFORMATION

Summary Historical Financial Information

The following summary of historical consolidated financial data was derived from Benchmark’s audited consolidated financial statements as of and for each of the years ended December 31, 2003, 2002 and 2001 and from Benchmark’s unaudited interim consolidated financial statements as of and for the nine months ended September 30, 2004 and 2003. The income statement data for the nine months ended September 30, 2004 is not necessarily indicative of results for a full year. This financial information is only a summary and should be read in conjunction with the consolidated financial statements of Benchmark and other financial information, including the notes thereto, contained in Benchmark’s Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, which information is incorporated by reference in this proxy statement. See “Where You Can Find More Information” on page 48 and “Documents Incorporated by Reference,” on page 49.

	Nine Months Ended September 30,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(Dollars in thousands, except per share data)
Consolidated Income Statement Data:
Total interest income	$12,359	$12,636	$16,808	$17,046	$17,401
Total interest expense	4,152	4,817	6,268	7,200	8,755

Net interest income	8,207	7,819	10,540	9,846	8,646
Income before income taxes	3,814	3,542	4,977	4,738	3,892
Income tax expense	1,142	1,055	1,381	1,340	1,156

Net Income	2,672	2,487	3,596	3,398	2,736

Per Share Data
Net income, basic	$0.90	$0.84	$1.21	$1.15	$0.92
Net income, diluted	0.89	0.82	1.19	1.13	0.91
Cash dividends declared	0.21	0.21	0.42	0.38	0.36

Consolidated Balance Sheet Data:
Total assets	$284,623	$277,757	$283,886	$265,058	$241,813
Shareholders’ equity	30,490	27,986	28,613	26,546	23,477
Tier 1 capital	29,661	27,185	27,812	25,667	23,066

Summary Unaudited Pro Forma Financial Information

The following summary unaudited pro forma consolidated income statement data of Benchmark for the nine months ended September 30, 2004 gives effect to the transaction as if it had occurred on January 1, 2004, and the unaudited pro forma consolidated income statement data for the year ended December 31, 2003 gives effect to the transaction as if it had occurred on January 1, 2003. The unaudited consolidated balance sheet data of Benchmark at September 30, 2004 gives effect to the transaction as if it had occurred on September 30, 2004, and the unaudited consolidated balance sheet data for the year ended December 31, 2003 gives effect to the transaction as if it had occurred on December 31, 2003. You should read the summary unaudited pro forma financial information in conjunction with the unaudited pro forma Financial information and the related assumptions and notes included in “Financial Information – Pro Forma Consolidated Financial Statements.” As described in such assumptions, the pro forma financial data assumes that 620,851 shares of Benchmark common stock are cashed-out in connection with the transaction and $6.0 million of trust preferred securities are issued. The pro forma information set forth below is not necessarily indicative of what Benchmark’s actual financial position or results of operations would have been had the transaction been consummated as of the above referenced dates or of the financial position or results of operations that may be reported by Benchmark in the future.

	Nine Months Ended September 30, 2004	Year Ended December 31, 2003
Consolidated Income Statement Data:
Total interest income	$12,337	$16,774
Total interest expense	4,318	6,476

Net interest income	8,020	10,298
Income before income taxes	3,466	4,575
Income tax expense	1,024	1,245

Net Income	2,442	3,330

Balance Sheet Data:
Total assets	$278,666	$277,930
Shareholders’ equity	18,534	16,657
Tier 1 capital	23,705	21,856

Selected Per Share Financial Information

The following table sets forth selected historical per share financial information for Benchmark and unaudited pro forma per share financial information for Benchmark giving effect to the transaction as if it had been consummated as of the end of each period presented, in the case of book value information, and as of the beginning of the respective reporting periods, in the case of income statement information. The information presented below is derived from (i) the consolidated historical financial statements of Benchmark, including the related notes thereto, and (ii) the unaudited Pro Forma Consolidated Financial Statements, including the assumptions, contained elsewhere in this proxy statement. You should read this table together with the unaudited Pro Forma Consolidated Financial Statements and the related assumptions and the Selected Historical Financial Data included elsewhere in this proxy statement and the consolidated financial statements of Benchmark and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2003 and our Quarterly Report on 10-Q for the quarter ended September 30, 2004, which information is incorporated by reference in this proxy statement. As described in the assumptions to the unaudited Pro Forma Consolidated Financial Statements, the pro forma per share information assumes that 620,851 shares of Benchmark common stock are cashed-out in connection with the transaction and $6.0 million of trust preferred securities are issued. The pro forma information set forth below is not necessarily indicative of what Benchmark’s actual financial position or results of operations would have been had the transaction been consummated as of the above referenced dates or of the financial position or results of operations that may be reported by Benchmark in the future.

	As of and for the Nine Months Ended September 30, 2004	As of and for the Year Ended December 31, 2003
Benchmark – Historical:
Earnings per common share from continuing operations:
Basic	$0.90	$1.21
Diluted	0.89	1.19
Book value per common share (1)	10.25	9.63
Dividends per common share	0.42	0.42

Benchmark – Pro Forma:
Earnings per common share from continuing operations (2):
Basic	$1.04	$1.42
Diluted	1.02	1.39
Book value per common share (3)	7.87	7.09
Dividends per common share	0.42	0.42

(1)	Historical book value per share is computed by dividing shareholders’ equity by the number of common shares outstanding at the end of the respective periods excluding the dilutive effect of options.

(2)	Pro forma earnings per share from continuing operations is computed by dividing pro forma net income from continuing operations by the historical weighted average shares outstanding for the respective periods minus the 620,851 shares of Benchmark common stock assumed to be cashed out in the transaction.

(3)	Pro forma book value per share of Benchmark is computed by dividing pro forma shareholders equity by the number of common shares outstanding at the end of the period minus the 620,851 shares of Benchmark common stock assumed to be cashed-out in the transaction.

FORWARD LOOKING STATEMENTS

Forward looking statements are those statements that describe management’s beliefs and expectations about the future. We have identified forward looking statements by using words such as “anticipate,” “believe,” “could,” “estimate,” “may,” “expect,” and “intend.” Although we believe these expectations are reasonable, our operations involve a number of risks and uncertainties, including those described in this proxy statement and other documents filed with the Securities and Exchange Commission. Therefore, these types of statements may prove to be incorrect.

THE SPECIAL MEETING

General

We are providing this proxy statement to Benchmark shareholders of record as of January 18, 2005 along with a form of proxy that the Benchmark board of directors is soliciting for use at a special meeting of shareholders of Benchmark to be held on March 17, 2005 at 7:30 p.m., Eastern time, at Benchmark Community Bank, 100 South Broad Street, Kenbridge, Virginia 23944. At the meeting, the shareholders of Benchmark will vote upon a proposal to approve the amendments to our articles of incorporation that will implement the transaction. A copy of the proposed amendment is attached as Annex A.

Who Can Vote at the Meeting

You are entitled to vote your Benchmark common stock if our records show that you held your shares as of the record date, which is January 18, 2005. On January 18, 2005, there were 2,994,932 shares of Benchmark common stock outstanding, held by approximately 965 holders of record. Each such share of Benchmark common stock is entitled to one vote on each matter submitted at the meeting.

Attending the Meeting

If you are a beneficial owner of Benchmark common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Benchmark common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Annual Report and Quarterly Report

Benchmark’s Annual Report on Form 10-K for the year ended December 31, 2003, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 are incorporated by reference in this proxy statement and are available upon request from Benchmark. See “Where You Can Find More Information” and “Documents Incorporated by Reference.”

Vote Required

Approval of the transaction requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of Benchmark common stock entitled to vote. If you do not vote your shares, it will have the same effect as a vote “against” the transaction.

The proposal to approve the transaction is a “non-discretionary” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, shares held in street name that have been designated by brokers on proxy cards as not voted with respect to that proposal (“broker non-vote shares”) will not be counted as votes cast on it. Shares with respect to which proxies have been marked as abstentions also will not be counted as votes cast on that proposal.

Action on other matters, if any, that are properly presented at the meeting for consideration of the shareholders will be approved if a quorum is present and the votes cast favoring the action exceed the votes cast opposing the action. A quorum will be present if a majority of the outstanding shares of Benchmark common stock entitled to vote is represented at the meeting in person or by proxy. Shares with respect to which proxies have been marked as abstentions and broker non-vote shares will be treated as shares present for purposes of determining whether a quorum is present. The board of directors is not aware of any other business to be presented at the meeting other than matters incidental to the conduct of the meeting.

Because approval of the transaction requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of Benchmark common stock entitled to vote, abstentions and broker non-vote shares will have the same effect as votes against the transaction. Accordingly, the board of directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-prepaid envelope.

As of January 18, 2005, the directors and executive officers of Benchmark beneficially owned a total of approximately 14.94% of the outstanding shares of Benchmark common stock entitled to vote at the special meeting.

Voting and Revocation of Proxies

The shares of Benchmark stock represented by properly completed proxies received at or before the time for the meeting (or any adjournment) will be voted as directed by the respective shareholders unless the proxies are revoked as described below. If no instructions are given, executed proxies will be voted “FOR” approval of the transaction. Proxies marked “FOR” approval of the transaction and executed but unmarked proxies will be voted in the discretion of the proxy holders named in the proxies as to any proposed adjournment of the meeting. Proxies that are voted “AGAINST” approval of the transaction will not be voted in favor of any motion to adjourn the meeting to solicit more votes in favor of the transaction. The proxies will be voted in the discretion of the proxy holders on other matters, if any, that are properly presented at the meeting and voted upon.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either: notify the Corporate Secretary of Benchmark in writing at Benchmark’s principal executive offices; submit a later-dated proxy to the Corporate Secretary of Benchmark; or attend the meeting and vote your shares in person. Your attendance at the meeting will not automatically revoke your proxy. If you hold your shares in street name, please see the voting form provided by your broker for additional information regarding the voting of your shares.

Your broker may allow you to deliver your voting instructions via the telephone or the internet. Please see the voting instruction form from your broker. If your shares are not registered in your name, you will need additional documentation from your record holder to vote the shares in person.

Solicitation of Proxies

Directors, officers and other employees of Benchmark or its subsidiaries may solicit proxies personally, by telephone or facsimile or otherwise. None of these people will receive any special compensation for solicitation activities. Benchmark will arrange with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such brokerage firms and other custodians, nominees and fiduciaries, and Benchmark will reimburse these record holders for their reasonable out-of-pocket expenses.

Recommendation of the Board of Directors

The board of directors of Benchmark has approved the transaction and believes that it is fair to and in the best interests of Benchmark and its shareholders. The board of directors unanimously recommends that Benchmark’s shareholders vote “FOR” approval of the transaction.

SPECIAL FACTORS

Background of the Transaction

Overview. Of Benchmark’s 965 shareholders of record on January 18, 2005 approximately 696 hold fewer than 2,000 shares (not including beneficial owners whose shares may be registered in “street” name). Collectively, these 696 record holders (who comprise approximately 75.16% of all record holders) own an aggregate of approximately 329,979 shares, or 11.02% of our outstanding shares.

We have no direct knowledge of the number of shares of our common stock owned beneficially (but not of record) by persons who own fewer than 2,000 shares of our common stock and who hold the shares in street name. However, we estimate there are at least 528 such holders owning beneficially approximately 289,002 shares of Benchmark common stock.

Accordingly, we estimate there are approximately 620,851 shares of our common stock, representing 20.86% of our outstanding shares, held by shareholders holding fewer than 2,000 shares. In making the computations presented elsewhere in this proxy statement (including the preparation of the pro forma financial information included herein), we have assumed that all of the beneficial owners of less than 2,000 shares held in nominee name have the shares transferred into their respective names and, therefore, will be cashed-out in the transaction.

As a public company, Benchmark is required to prepare and file with the Securities and Exchange Commission, among other items, the following:

•	Quarterly Reports on Form 10-Q;

•	Annual Reports on Form 10-K;

•	Proxy statements and annual shareholder reports as required by Regulation 14A under the Exchange Act; and

•	Current Reports on Form 8-K.

The costs associated with these reports and other filing obligations comprise a significant overhead expense. These costs include professional fees for our auditors and corporate counsel, printing and mailing costs, internal compliance costs, and transfer agent costs. These SEC registration-related costs have been increasing over the years, and we believe that they will continue to increase, particularly as a result of the additional reporting and disclosure obligations imposed on public companies by the Sarbanes-Oxley Act of 2002.

Accordingly, the board of directors determined that the recurring expense and burden of maintaining so many small shareholder accounts, coupled with the costs associated with maintaining registration of Benchmark’s common stock under the Exchange Act, is not cost efficient for Benchmark. Additionally, the board of directors determined, even as a publicly traded stock, there is a very limited trading market for our shares of common stock, especially for sales of larger blocks of our shares, and that our shareholders derive little benefit from Benchmark’s status as a publicly-held corporation. The board of directors also concluded that, as a private company, management would have increased flexibility to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce quarterly earnings per share growth. As a result, our management began to explore the possibility of reducing our number of shareholders of record to below 300 in order to terminate the registration of our common stock with the SEC.

The going private proposal is being made at this time because the sooner the proposal can be implemented, the sooner Benchmark will cease to incur the expenses and burdens (which are only expected to increase in the near future) and the sooner shareholders who are to receive cash in the transaction will receive and be able to reinvest or otherwise make use of such cash payments.

Alternatives Considered. In making this determination, the board of directors considered other means of achieving the same result, but rejected these alternatives because the board of directors believed that the reverse/forward split structure would be simpler and less costly. These alternatives were:

•	Tender offer at a similar price per share. The board of directors was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record shareholders so as to accomplish the going private objective and reducing recurring costs. The board found it questionable that many holders of small numbers of shares would make the effort to tender their shares.

•	Purchase of shares in the open market. The board of directors rejected this alternative because it concluded it was unlikely that Benchmark could acquire shares from a sufficient number of holders to accomplish the board’s objectives.

After consideration of the alternatives described above at its meeting on December 16, 2004, the board of directors decided to accomplish the going private transaction through a reverse stock split, which will be followed by a forward stock split.

We anticipate that after the transition Benchmark will have approximately 257 shareholders of record, well below the maximum 300 shareholders of record necessary to terminate registration under the Exchange Act.

Board of Directors. At its meeting on October 7, 2002, the Policy and Planning Committee of the board of directors discussed the possibility of the NASDAQ over-the-counter bulletin board being replaced by a new system, know as the Bulletin Board Exchange (or BBX). It was noted that the current NASDAQ over-the-counter bulletin board was free of charge, whereas the BBX would impose an annual fee of $4,000, with a one-time enrollment fee of $5,000. As a result, the committee discussed the ongoing costs associated with Benchmark’s status as a public company and the limited trading activity in Benchmark’s common stock in an effort to determine whether or not becoming a member of the proposed BBX would be advisable. From this, the matter evolved into discussion of whether or not Benchmark was benefiting from being a publicly traded company.

Following discussion, the board felt that reverting to a private company seemed to have merit and asked management to continue looking into what the process might be to do so.

The Policy and Planning Committee again discussed the idea of going private at a meeting in January 2003. It reviewed the challenges of reducing the number of record holders of Benchmark common stock. It also discussed the costs of having its common stock registered with the Securities and Exchange Commission and the relatively thin and illiquid market for Benchmark common stock. The Committee decided to continue to gather information on the actions that might be required to deregister Benchmark common stock with the Securities and Exchange Commission.

At the March 10, 2003 Policy and Planning Committee meeting, data with respect to Benchmark’s shareholders was presented in connection with a possible redemption of a sufficient number of shares to reduce the number of record holders of Benchmark common stock to less than 300. The data indicated that, of Benchmark’s 856 shareholders, 638, or 74.5%, owned less than or equal to 2,000 shares. These 638 shareholders owned 325,981, or 11.0%, of the Benchmark’s outstanding shares. Furthermore, it was shown that 203 of these 638 shareholders actually owned fewer than 500 shares. Although no decision was made as to whether or not Benchmark should go private, management was asked to continue its research into the matter, bringing all new information before the committee.

In September 2003, Financial Officer Burke delivered a report to the Committee on the advantages and disadvantages to Benchmark of having its common stock registered with the Securities and Exchange Commission. The report pointed out that, based on recent data, Benchmark appeared to be consistently undervalued compared to peer banks and Benchmark’s stock price had not performed very well since being listed on the NASDAQ over-the-counter bulletin board. Additionally, it was noted that the trading volume of the stock was minimal, often with no trades occurring for several days at a time.

The Committee continued to believe that deregistering Benchmark common stock had many potential benefits, but that the process could be costly and challenging. The Committee also considered the possible reaction from shareholders of a reverse stock split. At the same meeting the Committee discussed alternatives, including a more aggressive effort to repurchase shares on the open market and a possible issuer self tender in which Benchmark might offer to repurchase shares of its common stock from the shareholders.

At its November 2003 meeting, the Policy and Planning Committee asked management to consider contacting someone who had experience with other going private transactions. Subsequently, management spoke with a nationally known consultant and attorney, Jeffrey C. Gerrish, Chairman of the Board of Gerrish & McCreary Consultants, LLC, and a member of the Memphis, Tennessee based law firm of Gerrish and McCreary, P.C. Mr. Gerrish, who has been involved with multiple going private transactions over the past few years, provided insight into the characteristics of the types of organizations that may seek to go private as well as the advantages and disadvantages of doing so. Following discussion, Mr. Gerrish indicated that, based on his experience with these transactions, he felt that the likelihood of success was high and that Benchmark seemed to be a candidate for going private.

The Board of Directors reviewed the advantages and disadvantages of deregistering its common stock at a meeting in July 2004. Mr. Burke, the bank’s Financial Officer, delivered a report with regard to the advantages and disadvantages of being a public company. Mr. Burke stressed that going private must complement Benchmark’s long term strategic focus in an effort to enhance shareholder value. It was noted that although a benefit of going private would be avoiding the cost and burden associated with the Sarbanes-Oxley Act and other regulations, the decision to do so should not have as its primary focus the desire to avoid these regulations. The decision should complement Benchmark’s strategic plan, which promotes consistent, manageable growth via branch expansion, improved products and services, better customer relationship management, and enhanced customer service. While expansion may occur through merger or acquisition, management does not anticipate such action in the near future. Additionally, the use of excess capital promotes Benchmark’s capital management plan in an effort to enhance shareholder value.

Mr. Burke noted that the disadvantages of going private were (a) Benchmark would no longer have access to the capital markets as a means to raise additional capital, (b) Benchmark’s stock would no longer be traded in the open market, resulting in reduced liquidity of the shares, and (c) the potential criticism from shareholders who are forced to receive cash for their shares as a result of the transaction. On the other hand, Benchmark would benefit by offering an increased value to the remaining shareholders by using excess capital to reduce outstanding shares, thereby improving return on equity and earnings per share while offering the potential for increased dividends as a result of fewer outstanding shares. Furthermore, Mr. Burke noted that Benchmark appeared to be a candidate for going private for several reasons, including the low trading volume of the stock, the lack of analyst coverage, the large number of small shareholders, and the consistent undervaluation of Benchmark’s stock when compared to peer institutions.

Following discussion, management agreed to investigate the procedures that would be required to go private and report these findings to the committee.

In October 2004 the Policy and Planning Committee discussed the additional expense that would result from implementing the requirements of Section 404 of the Sarbanes-Oxley Act, which requires detailed internal control reports by management and an attestation report by external auditors. The Committee considered that deregistering Benchmark’s common stock would allow it to avoid these expenses.

In November 2004, Mr. Burke presented to the Board of Directors an initial summary of Benchmark’s shareholder base and the potential requirements for reducing the number of shareholders below 300 persons. As in July, the advantages and disadvantages of the transaction were reviewed, and Burke again stressed that going private must complement Benchmark’s long term strategic focus in an effort to enhance shareholder value.

President Watson reviewed Benchmark’s information gathering analysis process which had continued for more than two years. Management presented information on the implications of a 1 for 2,000 reverse stock split, including the number of shareholders who would be cashed out, the financial impact on benchmark, and the financial impact on those who remain shareholders. Following management’s presentations and a thorough discussion, the Board authorized management to proceed with any additional steps necessary to bring this proposal to the point where it could be considered and voted upon. Specifically, the board authorized management to engage counsel and an independent financial advisor to advise the board on the financial terms of the proposed transaction and to render a fairness opinion on the terms of the proposed transaction from a financial point of view of both the cashed-out and remaining shareholders. Benchmark retained Davenport & Company LLC, a regional investment banking firm based in Richmond, Virginia, to serve as its financial advisor, and Williams Mullen, also of Richmond, Virginia, to serve as its legal counsel.

At a meeting held on December 16, 2004, Davenport & Company LLC delivered to the board of directors its report on the valuation of Benchmark common stock. Davenport’s valuation indicated that the fair market value of Benchmark’s common stock ranged from $18.00 to $20.00 per share. Davenport provided the board with a detailed explanation of the financial analyses supporting the range of values. Counsel from Williams Mullen was also present at the meeting to discuss the structure of the going private transaction and to respond to questions from directors.

After considerable discussion, the board of directors unanimously agreed that $19.00 was a fair price for the shares of common stock to be purchased by Benchmark in the proposed going private transaction and that the proposed transaction was fair to both affiliated and unaffiliated shareholders. Davenport verbally advised the board at the meeting that $19.00 was fair from a financial point of view to all shareholders and indicated it would prepare a written fairness opinion for delivery to the board of directors. The Board unanimously approved the proposed going private transaction.

The Board’s determination to approve the going private transaction was based, among other things, on:

•	our small public float and market capitalization;

•	our low trading volume;

•	the board’s concern that there was little likelihood that the liquidity of our common stock will improve in the future;

•	the lack of research attention from market analysts being given to Benchmark;

•	the performance of our stock price which, in management’s opinion, was undervalued;

•	the cost of complying with SEC regulations; and

•	the expectation that the use of our excess capital to repurchase shares of our common stock will increase our earnings per share in the future.

The board selected 2,000 shares as the ownership minimum because it represented a logical breakpoint among shareholders in order to insure that, after completion of the going private transaction, the number of record shareholders would be less than the 300 shareholder limit necessary to terminate registration with the SEC, while at the same time involving a relatively small number of shares (estimated at that time to be approximately 620,851, or 20.86% of Benchmark’s outstanding shares) that would be cashed-out in the proposed going private transaction.

The board determined that the proposal was fair to all shareholders (including non-affiliated shareholders) generally, and specifically to shareholders receiving cash. In making this determination, the board did not utilize the following procedural safeguards:

•	the going private transaction was not structured to require separate approval by a majority of those shareholders who are not executive officers or directors of Benchmark; and

•	the board of directors did not retain any unaffiliated representative to act solely on behalf of shareholders who are not officers or directors for purposes of negotiating the terms of the going private transaction or to prepare a report regarding the fairness of the transaction.

The board did not consider a possible sale of Benchmark. No offers were presented to the board, and no offers were solicited in keeping with the board of directors strategic determination to maintain Benchmark’s independence.

Benchmark publicly announced the going private transaction on December 24, 2004.

Purpose and Reasons for the Transaction

The trading volume in Benchmark’s stock has been, and continues to be, limited. During the 12 months prior to the public announcement of the proposed transaction, the stock traded infrequently with reported trades occurring on only 99 days with an average trading volume on those days of approximately 542 shares per day. Because the stock is so thinly traded, there is not sufficient liquidity in the market for our stock to absorb larger transactions without a significant impact on the market price of our stock.

In recent years, Benchmark believes, the public marketplace has had less interest in public companies with a small market capitalization and a limited amount of securities available for trading in the public marketplace. The board of directors believes it is doubtful that our common stock would ever achieve significant market value with an active and liquid market. The realization that our common stock might not in the foreseeable future achieve significant market value as a public company is one of the reasons that ultimately caused the board of directors to conclude that Benchmark is not benefiting from being a public company, and that it would be in the best interest of Benchmark and its shareholders for Benchmark to be privately held.

In addition, the board of directors noted that its relatively large number of shareholders who hold fewer than 2,000 shares own in the aggregate only 20.86% of Benchmark’s outstanding shares. As a result, the board concluded the costs associated with reducing the number of shareholders of record below 300 was reasonable in view of the anticipated benefits of being privately held.

The purpose of the proposed transaction is to cash-out the equity interests in Benchmark of the approximately 1,206 street name and record holders of common stock that own fewer than 2,000 shares of common stock at a price determined to be fair by the entire board of directors. The proposed transaction has been structured so that a street name holder of less than 2,000 shares can obtain cash by transferring shares into his own name. The transaction will allow Benchmark to reduce the number of shareholders of record to fewer than 300 so as

•	to permit cashed-out shareholders to receive cash for their shares without having to pay brokerage commissions at a price that represents a premium of 16.6% and 31.0% over the average one month and one-year closing price before the public announcement of the proposed going private transaction. If the transaction is implemented, the officers and directors of Benchmark (and other holders of 2,000 or more shares) will benefit by an increase in their percentage ownership of Benchmark’s common stock, although the net book value of their holdings will decrease. Further, following the deregistration of Benchmark’s common stock under the Exchange Act and its delisting from the OTC Bulletin Board, there will be no public market for transactions in the Benchmark stock – any trading in our common stock will only occur in the “pink sheets” or in privately negotiated sales;

•	to relieve Benchmark of the administrative burden and increasing costs associated with filing reports and otherwise complying with the requirements of registration under the Exchange Act by deregistering its common stock under the Exchange Act;

•	to decrease the expense and burden of dealing with Benchmark’s high number of shareholders holding small positions in Benchmark’s stock; and

•	to increase management’s flexibility to consider and initiate actions that may produce long-term benefits and growth.

Benchmark incurs direct and indirect costs associated with compliance with the SEC’s filing and reporting requirements imposed on public companies, costs which we expect will only increase in the near future. Benchmark also incurs substantial indirect costs as a result of, among other things, the executive time spent to prepare and review such filings. Since Benchmark has relatively few executive personnel, these indirect costs can be substantial. Benchmark’s direct and indirect costs related to being a public company are estimated to approximate $246,000, as follows:

Independent auditors	$50,000
Printing and mailing	26,000
Internal compliance costs	40,000
Sarbanes-Oxley Compliance Costs	120,000
Miscellaneous costs	10,000

Total	$246,000

The principal advantages to Benchmark of remaining a public company include raising capital through the sales of securities in a public offering in the future or to acquire other business entities using stock as the consideration for any such acquisition. However, Benchmark does not anticipate that it will make use of these strategies in the foreseeable future. Accordingly, the board believes that any advantages of remaining a public company are outweighed by the disadvantages.

Recommendation of the Board of Directors; Fairness of the Transaction Proposal

The board of directors unanimously determined that the transaction is fair to, and in the best interests of, Benchmark and its shareholders, including shareholders who will receive cash as well as those who will retain their shares of common stock after the transaction. The board of directors also believes that the process by which the transaction is to be approved is fair. The board of directors unanimously recommends that the shareholders vote for approval of the transaction. Each member of the board of directors and each executive officer of Benchmark has advised Benchmark that he or she intends to vote their shares in favor of the transaction. As of January 18, 2005, the directors and executive officers of Benchmark beneficially owned a total of 447,582 shares of Benchmark common stock, or approximately 14.94% of the total shares entitled to vote at the special meeting.

The board has the authority to reject (and not implement) the transaction, even after approval thereof by shareholders, if it determines subsequently that the transaction is not then in the best interests of Benchmark and its shareholders.

The board considered numerous factors, discussed below, in reaching its conclusion as to the fairness of the transaction to our shareholders, including both affiliated and unaffiliated shareholders. The board did not assign any specific weights to the factors listed below. Moreover, in their considerations, individual directors may have given differing weights to different factors.

•	Historical Market Prices of Benchmark’s Common Stock. Benchmark’s common stock is quoted on the OTC Bulletin Board. The common stock is thinly traded. During the 12 months prior to the public announcement of the proposed transaction, the stock traded infrequently with reported trades occurring on only 99 days with an average trading volume on those days of approximately 542 shares per day.

The board also reviewed high and low sales prices for the common stock from January 1, 2003 to September 30, 2004, which ranged from $11.75 to $16.50 per share. You should read the discussion under “Financial Information – Market Prices and Dividend Information” for more information about our stock prices. The last sale price of Benchmark’s common stock before we announced the going-private transaction was $17.00 on December 17, 2004.

•	Net Book Value. As of September 30, 2004, the book value per share was $10.25. Although book value was a factor that was considered by the board among others in determining the consideration to be paid to cashed-out shareholders in the transaction, the board determined that it was not directly relevant. However, the board noted that the per share cash price of $19.00 payable in the transaction reflected a multiple of 1.85 on Benchmark’s September 30, 2004, book value per share.

•	Going Concern Value. In determining the cash amount to be paid to cashed-out shareholders in the transaction, the board chose fair market value (in which minority discounts apply) as the appropriate measure without giving effect to any anticipated effects of the transaction. Also, the board did not select the amount per share that might be realized in a sale of 100% of the stock of Benchmark, since no sale is planned and because the board determined that consideration of such an amount was inappropriate in the context of a transaction that would not result in a change of control of Benchmark. In determining the fair market value of Benchmark’s shares, the board adopted the analyses and conclusions of its financial advisor, which are described under “– Opinion of the Financial Advisor.”

•	Earnings. The board reviewed the earnings of Benchmark for the previous three years and for the first three quarters of 2004. For the three years ended December 31, 2001, 2002 and 2003, Benchmark reported net income of $2.74 million, $3.40 million and $3.60 million, respectively. For the nine months ended September 30, 2004, Benchmark reported net income of $2.67 million.

•	Opinion of the Financial Advisor. The board considered the opinion of Davenport & Company LLC rendered to the board on December 16, 2004 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the cash consideration to be paid in the going private transaction is fair, from a financial point of view, to Benchmark’s shareholders, including unaffiliated shareholders, shareholders who will receive cash and those who will retain their shares after the transaction. You should read the discussion under “– Opinion of the Financial Advisor” and a copy of the opinion of Davenport attached as Annex B to this proxy statement.

•	Opportunity to Liquidate Shares of Common Stock. The board considered the opportunity the transaction presents for shareholders owning fewer than 2,000 shares to liquidate their holdings without incurring brokerage costs, particularly given the relatively illiquid market for shares of Benchmark’s common stock at a price that represents a premium of 16.6% and 18.8% over the average one month and three month closing price before the public announcement of the proposed transaction.

At the board’s meeting on December 16, 2004, Davenport presented the financial analyses supporting its fairness opinion. The board had an opportunity to ask questions and discuss each analysis individually. Although it is difficult to determine what the board as a whole or any individual board member concluded from any one particular analysis, certain facts were discussed at great length. For example, in approving the going private transaction, the board noted that the price of Benchmark’s common stock relative to its core earnings per share for the last twelve months was below the median of its peer group, even though Benchmark’s return on equity and return on assets slightly exceeded the median of its peer group. The board concluded that this evidenced the market’s consistent failure to accurately price Benchmark’s common stock relative to its inherent value. Given Benchmark’s relatively small shareholder base and lack of liquidity, the board further concluded that this trend would be difficult to reverse. Additionally, in determining the $19.00 per share price to be paid in the going private transaction, the board considered the premium it represented over the current market price as well as what they believed represented the true value of the common stock after taking into account Benchmark’s financial performance to date. In examining the implied premium, the board also considered the current stock prices of the peer group relative to their financial performance. In addition, the board acknowledged that Davenport’s discounted dividend analysis yielded a value range that exceeded the $19.00 per share price, as described in further detail below. The board concluded that the price of $19.00 per share was fair because this price was greater than the indicated range of values, before giving effect to the proposed going private transaction, of $13.40 to $18.54 per share, and was above the mid-point of the indicated range of values, after giving effect to the proposed going private transaction, of $15.31 to $21.08 per share.

After careful consideration of the factors described above, the board concluded that $19.00 was not only a fair price to shareholders being cashed-out, but also to shareholders remaining after the going private transaction.

The board also considered the fact that, in addition to the deregistration of Benchmark’s common stock under the Exchange Act as a result of the transaction, Benchmark stock would cease to be traded on the OTC Bulletin Board. However, the board determined that the limited market for the shares of Benchmark common stock provides little benefit to Benchmark shareholders. The board also recognized that the consideration to be paid to the cashed-out shareholders in the transaction reflected a premium over recent trading prices for the Benchmark stock, which trading prices the board did not find to accurately reflect the fair value of such stock.

In connection with its deliberations, the board did not consider, and did not request that its financial advisor evaluate, Benchmark’s liquidation value. The board did not view Benchmark’s liquidation value to be a relevant measure of valuation given that the consideration in the transaction significantly exceeded the book value per share of Benchmark, and it was the board’s view that Benchmark is far more valuable as a going concern than its net book value per share of $10.25 as of September 30, 2004. However, book value per share is a historical accounting number, and an evaluation of liquidation value could produce a higher valuation than book value per share. Additionally, Benchmark can give no assurance that the liquidation value would not produce a higher valuation of Benchmark than its value as a going concern.

As of January 18, 2005, Benchmark has purchased 22,173 of its shares at an average price of $15.53 per share during 2004. None of these purchases was made for any purpose related to the transaction or any other plan to go private. The following chart details these purchases:

Date	Number of Shares Repurchased	Price
1/30/2004	2,372.000	$14.65
2/4/2004	5,040.000	14.60
2/19/2004	200.000	14.60
2/20/2004	57.000	14.90
3/15/2004	855.000	14.95
3/17/2004	500.000	15.25
4/13/2004	1,144.000	15.50
4/21/2004	28.000	15.50
8/2/2004	32.827	16.25
8/3/2004	100.000	16.25
9/1/2004	1,000.000	16.50
9/29/2004	2,400.000	16.40
10/19/2004	93.349	16.05
11/1/2004	1,248.000	16.05
11/2/2004	7,000.000	16.05
11/24/2004	103.282	17.00

In addition, in 2003 share repurchases totaled 25,307 and the average price per share was $13.82. Given the infrequency of the purchases, the board did not consider historical prices paid by Benchmark for its shares. See “Financial Information – Benchmark Common Stock Purchase Information.”

No firm offers have been made by an unaffiliated person during the preceding two years for (i) the merger or consolidation of Benchmark into or with such person, (ii) the sale or other transfer of all or any substantial part of the assets of Benchmark, or (iii) the purchase of a number of shares of common stock that would enable the holder thereof to exercise control of Benchmark.

After consideration of all this information, the board determined that $19.00 per share is a fair price to be paid to shareholders owning fewer than 2,000 shares at the effective time of the transaction.

The transaction is not structured so that approval of at least a majority of unaffiliated shareholders is required. The board determined that any such voting requirement would usurp the power of the holders of more than two-thirds of Benchmark’s outstanding shares to consider and approve the proposed amendment as provided under Virginia law and Benchmark’s charter documents.

No independent committee of the board has reviewed the fairness of the transaction proposal. No unaffiliated representative acting solely on behalf of the shareholders for the purpose of negotiating the terms of the transaction proposal or preparing a report covering the fairness of the transaction proposal was retained by Benchmark or by a majority of directors who are not employees of Benchmark.

Benchmark has not made any provision in connection with the transaction to grant unaffiliated shareholders access to Benchmark’s corporate files or to obtain counsel or appraisal services at Benchmark’s expense. With respect to unaffiliated shareholders’ access to Benchmark’s corporate files, the board determined that this proxy statement, together with Benchmark’s other filings with the SEC, provide adequate information for unaffiliated shareholders to make an informed decision with respect to the transaction. The board also considered the fact that under Virginia corporate law, and subject to certain conditions set forth under Virginia law, shareholders have the right to review Benchmark’s relevant books and records of account. The board did not consider these steps necessary to ensure the fairness of the transaction proposal. The board determined that such steps would be costly and would not provide any meaningful additional benefits. The board noted the fact that the financial advisor engaged by Benchmark considered and rendered its opinion as to the fairness of the consideration payable in the going private transaction, from a financial point of view, to Benchmark’s shareholders, including shareholders who will receive cash and those who will retain their shares after the transaction.

After consideration of the factors described above, the board believes that the transaction is fair, notwithstanding the absence of such an unaffiliated shareholder approval requirement, independent committee or unaffiliated representative. The board believes that the transaction is procedurally fair because after consideration of all aspects of the proposed transaction as described above, all of the directors, including the directors who are not employees of Benchmark, approved the proposed amendment.

Opinion of the Financial Advisor

We retained Davenport & Company LLC as our financial advisor to render an opinion to our board of directors concerning the fairness, from a financial point of view, to Benchmark shareholders of the cash consideration to be paid in connection with the proposed going private transaction. On December 16, 2004, at a meeting in which the board of directors considered and approved the going private transaction, Davenport delivered to the board of directors its oral opinion (the “Davenport Opinion”), that as of such date, the consideration to be paid is fair, from a financial point of view, to Benchmark shareholders, including those shareholders who will receive cash and those shareholders who will not. On December 17, 2004, Davenport delivered its written opinion to the board of directors confirming the oral opinion delivered the previous day. In requesting Davenport’s advice and opinion, no restrictions or limitations were imposed by Benchmark upon Davenport with respect to the investigations made or the procedures followed by Davenport in rendering its opinion.

The full text of the Davenport Opinion, which describes, among other things, the assumptions made, matters considered, and the limitations on the review undertaken, is attached to this document as Annex B and is incorporated in this document by reference. The description of the Davenport Opinion set forth below is qualified in its entirety by reference to the full text of the Davenport Opinion in Annex B. Benchmark’s shareholders are urged to read the Davenport Opinion carefully and in its entirety. The Davenport Opinion is provided for the information of Benchmark shareholders because it was provided to the board of directors of Benchmark in connection with its consideration of the going private transaction.

The Davenport Opinion is directed only to the fairness, from a financial point of view, to Benchmark shareholders of the cash consideration to be paid in connection with the proposed going private transaction, and it is not a recommendation on the amount of cash consideration being paid by Benchmark. Further, the Davenport Opinion is not a recommendation to any Benchmark shareholder as to how he or she should vote at the special meeting. Davenport was not retained as an advisor or agent to Benchmark’s shareholders or any other person, and it is acting only as an advisor to Benchmark’s board of directors.

Davenport is a regional investment banking firm and was selected by Benchmark based on the firm’s reputation and experience in investment banking, its extensive experience and knowledge of the Virginia banking market, its recognized expertise in the valuation of commercial banking businesses and because Davenport was familiar with Benchmark and its business, having previously provided financial advisory services to Benchmark. Davenport, through its investment banking business and specifically through its Financial Institutions Group, specializes in commercial banking institutions and is continually engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings and other corporate transactions.

In developing its opinion, Davenport, among other things:

•	reviewed the most recent draft, as of December 16, 2004, of the proxy related to the proposed going private transaction;

•	reviewed Benchmark’s audited financial statements for the three years ended December 31, 2003;

•	reviewed Benchmark’s unaudited financial statements for the nine months ended September 30, 2003 and 2004, and other internal information relating to Benchmark prepared by Benchmark’s management;

•	reviewed information regarding the trading market for Benchmark’s common stock and the price range within which the stock has traded;

•	reviewed and analyzed certain publicly available business and financial information relating to Benchmark as well as certain financial forecasts and other information on Benchmark provided by management;

•	analyzed the consideration to be paid as set forth in the proposed going private transaction in relation to, among other things, current and historical market prices of Benchmark common stock;

•	compared the results of operations, market value, valuation multiples and publicly reported financial conditions of Benchmark with similar information for certain other publicly traded companies which it deemed to be relevant;

•	evaluated the per share accretion/dilution of the proposed going private transaction with respect to Benchmark’s book value and earnings;

•	took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and knowledge of the commercial banking industry generally;

•	had discussions with members of Benchmark’s management regarding past and current business operations, financial condition, the background of the proposed going private transaction, the reasons and basis for the transaction, and the business and future prospects of Benchmark, as well as other matters relevant to its inquiry; and

•	conducted such other studies, analysis and investigations particularly of the banking industry, and considered such other information as it deemed appropriate, the material portion of which is described below.

In rendering its opinion, Davenport assumed and relied upon the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to it by Benchmark or its representatives, or that was otherwise reviewed by it. Davenport did not attempt or assume any responsibility to independently verify the accuracy or completeness of any of the information reviewed by it. Davenport is not an expert in the evaluation of loan portfolios for the purpose of assessing the adequacy of allowances for losses, and it assumed that Benchmark’s allowance is adequate. Davenport did not review any individual credit files or make any independent evaluation, appraisal or physical inspection of the assets, liabilities or individual properties of Benchmark, nor was Davenport furnished with any evaluation or appraisal of its assets, liabilities or properties.

With respect to the financial forecast information furnished to or discussed with Davenport by Benchmark, Davenport assumed that such financial forecast information had been reasonably prepared and reflected the best currently available estimates and judgment of Benchmark’s management as to the expected future financial performance of Benchmark. Davenport assumed no responsibility for and expressed no view as to any such forecasts or estimates or the assumptions upon which they were based. Davenport assumed that the proposed going private transaction will be completed substantially in accordance with the terms set forth in the most recent draft of the proxy statement describing the transaction as of December 16, 2004. The Davenport Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to Davenport as of, the date of the Davenport Opinion. Davenport does not have any obligation to update, revise or reaffirm this opinion or otherwise comment on any events occurring after December 16, 2004.

The Davenport Opinion was just one of the many factors taken into consideration by Benchmark’s board of directors in determining to approve the proposed going private transaction. (See “– Purpose and Reasons for the Transaction” on page 20.) The Davenport Opinion does not address the relative merits of the transaction as compared to any alternative business strategies that might exist for Benchmark. The Davenport Opinion was not an expression of an opinion as to the prices at which shares of Benchmark common stock would trade following the announcement or completion of the going private transaction.

In connection with rendering its opinion, Davenport performed a variety of financial analyses. The following is a summary of the material analyses presented to Benchmark’s board of directors at its December 16, 2004 meeting. The financial analyses summarized below include information presented in tabular format. The summary set forth below does not purport to be a complete description of the analyses performed by Davenport, but describes, in summary form, the principal elements of the presentation made by Davenport to Benchmark’s board of directors on December 16, 2004. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by Davenport was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. Davenport did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Davenport considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Davenport did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized below, Davenport believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion.

In performing its analyses, Davenport made numerous assumptions with respect to industry performance, general business, economic and market conditions and other matters, many of which are beyond the control of Benchmark. The projections and other information used in the analyses performed by Davenport are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the projections and other information used in the analyses, and the results of such analyses.

Davenport evaluated the financial terms of the going private transaction using standard valuation methods, including stock trading history and implied premium analysis, dividend discount analysis, comparable company analysis and accretion/dilution analysis. The following is a summary of the material analyses presented by Davenport to the board of directors on December 16, 2004, in connection with its fairness opinion dated as of such date.

Summary of Transaction Analysis. Davenport reviewed the terms of the proposed going private transaction, including the consideration to be paid. The estimated aggregate transaction value is $11.8 million, based on the conversion into cash at the price of $19.00 per share, of the shares held by all shareholders of record holding less than 2,000 shares. The price of $19.00 per share represents 15.3x Benchmark’s earnings per share for the twelve months ended September 30, 2004 and 1.85x book value at September 30, 2004.

Implied Premium. Davenport reviewed the implied premium offered over the various closing prices of Benchmark common stock based upon a price per share of $19.00, which is the price to be paid pursuant to the going private transaction. This indicates an implied premium range from 11.8% to 31.0% over the closing price of Benchmark common stock at intervals of one day, one week, two weeks, one month, three months and one year prior to December 16, 2004. Additionally, an arithmetic average of the closing price of Benchmark common stock for the 20 trading days in which Benchmark’s stock traded preceding December 16, 2004 was calculated, producing an implied premium of 15.2%.

Time Prior to December 16, 2004	Date	Closing Price	Repurchase Price	Repurchase Premium
1 day	12/15/04	$17.00	$19.00	11.8%
1 week	12/8/04	$16.85	$19.00	12.8%
2 weeks	12/1/04	$17.00	$19.00	11.8%
1 month	11/16/04	$16.30	$19.00	16.6%
3 months	9/16/04	$16.00	$19.00	18.8%
1 year	12/16/03	$14.50	$19.00	31.0%
20 day average*	12/16/04	$16.50	$19.00	15.2%

*	Average closing price of Benchmark common stock for the 20 actual trading days prior to December 16, 2004.

Discounted Dividend Analysis. Davenport performed a discounted dividend analysis on the shares of Benchmark by making assumptions about Benchmark’s future growth, profitability and stock price and discounting Benchmark’s future estimated dividends over a five year period and a terminal value for Benchmark at the end of five years back to the present. Although Benchmark had not internally prepared a five-year financial forecast, Benchmark did review and confirm the reasonableness of the assumptions utilized by Davenport in its discounted dividend analysis. In this analysis, Davenport used an asset growth rate of 6% and gradually improving profitability and efficiency ratios. In determining Benchmark’s projected dividend stream, Davenport used the forecasted dividend of $0.42 for 2004, and assumed the annual dividend would increase 10.0% per year to $0.68 in 2009. Other key assumptions used in the analysis are presented below:

	Projected
	2005	2006	2007	2008	2009
Yield on earning assets	6.40%	6.50%	6.60%	6.70%	6.80%
Cost of interest-bearing liabilities	2.60%	2.70%	2.80%	2.90%	3.00%
Provision to average earning assets	0.15%	0.15%	0.15%	0.15%	0.15%
Other income to average earning assets	0.61%	0.61%	0.61%	0.61%	0.61%
Noninterest expense to average assets	2.55%	2.55%	2.55%	2.55%	2.55%

In performing this analysis, Davenport calculated the terminal value using a range of 13.0x to 17.0x estimated 2009 earnings per share. Present values were calculated using a discount rate range of 10.0% to 12.0%. The asset growth and profitability assumptions were based on Benchmark’s historical growth rates, discussions with management and community banking industry trends. The discount rate and terminal value earnings multiple assumptions were based on industry trends and the expectations of investors that invest in community banks. Based upon the above assumptions, the stand-alone value of Benchmark common stock ranged from approximately $13.48 to $18.54 per share.

Davenport noted that it included a discounted dividend analysis because it is a widely used valuation methodology, but also noted that the results of this methodology are highly dependent upon the numerous assumptions that must be made. The projections and other information used in the present value analysis performed by Davenport are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the projections and other information used in the analysis, and the results of such analysis.

	Terminal Value Price / Earnings Multiple
Discount Rate	13.0x	14.0x	15.0x	16.0x	17.0x
10%	$14.67	$15.64	$16.61	$17.57	$18.54
11%	$14.06	$14.99	$15.91	$16.83	$17.76
12%	$13.48	$14.36	$15.25	$16.13	$17.02

Davenport also performed a discounted dividend analysis on the per share stock price of Benchmark assuming the going private transaction is completed. In addition to the assumptions set forth above, Davenport also assumed that Benchmark repurchased $12.0 million of common stock at $20.00 per share and issued $6.0 million in trust preferred securities. Based upon these assumptions, the stand-alone value of Benchmark common stock ranged from approximately $15.31 to $21.08 per share.

	Terminal Value Price / Earnings Multiple
Discount Rate	13.0x	14.0x	15.0x	16.0x	17.0x
10%	$16.67	$17.77	$18.88	$19.98	$21.08
11%	$15.97	$17.03	$18.08	$19.14	$20.19
12%	$15.31	$16.32	$17.33	$18.34	$19.34

Analysis of Certain Other Publicly Traded Companies. To provide contextual data and comparative market information, Davenport compared selected financial information for Benchmark to the corresponding publicly available information of certain other Virginia community banks whose securities are publicly traded. The peer group companies were chosen because they possess general business, operating and financial characteristics representative of companies in the region and the industry in which Benchmark operates. The Benchmark peer group companies were comprised of the 15 publicly traded Virginia banks with return on average equity closest to that of Benchmark for the period ending September 30, 2004. For the data and ratios provided below, balance sheet data is as of September 30, 2004, “LTM” is the last twelve months ended September 30, 2004 and market information is as of December 15, 2004. The following table summarizes the relevant data items for Benchmark and the peer group.

	Benchmark*	Peer Median	Peer Average
Performance Data:
LTM Return on Average Equity	13.0%	12.7%	12.7%
LTM Return on Average Assets	1.33%	1.09%	1.16%
LTM Net Interest Margin	4.12%	4.10%	4.11%
LTM Efficiency Ratio	55.6%	61.6%	59.2%
Tangible Equity to Tangible Assets	10.7%	7.7%	8.8%
Nonperforming Assets to Assets	0.22%	0.57%	0.54%
Net Charge-offs to Average Loans	0.12%	0.19%	0.20%
Reserves to Loans	0.90%	1.25%	1.28%

Valuation Data:
Price to LTM Earnings	15.3x	15.6x	15.1x
Price to Tangible Book Value	1.85x	1.87x	1.94x

*	Market price multiples based on a transaction price of $19.00 per share.

Accretion/Dilution Analyses. Davenport analyzed the estimated pro forma accretion/dilution impact of the transaction to Benchmark shareholders on a per share basis based on earnings per share for the nine months ended September 30, 2004 and for last twelve months ended September 30, 2004 and based on balance sheet data as of September 30, 2004. The analysis assumed a repurchase of $12 million worth of common stock and the issuance of $6 million of trust preferred securities. The analysis also assumed Benchmark would incur interest expense of 4.6% on the $6 million of trust preferred securities, would have transaction expenses of $160,000 and would forfeit interest income of 3.0% on the $6 million used to fund the repurchase. This information is presented in the following table.

	Repurchase	No Repurchase	Accretion / (Dilution)
			($)	(%)
Nine Months Ended 9/30/04 Earnings per Share	$0.97	$0.89	$0.08	9.0%
Last Twelve Months Ended 9/30/04 Earnings per Share	$1.44	$1.24	$0.20	16.1%
9/30/04 Book Value per Share	$7.89	$10.25	($2.36)	(23.0%)

Other. In the ordinary course of its business as a broker-dealer, Davenport may, from time to time, purchase securities from, and sell securities to, Benchmark. As a market maker in securities, Davenport may from time to time have a long or short position in, and buy or sell, equity securities of Benchmark for Davenport’s own account or for the accounts of its customers.

Fees. Pursuant to the terms of an engagement letter dated as of December 9, 2004 between Benchmark and Davenport, Benchmark has agreed to pay Davenport a fee of $25,000 for its services. Benchmark has also agreed to reimburse Davenport for reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Davenport and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with Davenport, which Davenport and Benchmark believe are customary in transactions of this nature, were negotiated at arm’s length between Benchmark and Davenport, and Benchmark’s board was aware of such arrangement.

Certain Effects of the Transaction

The transaction will have various effects on Benchmark, as described below.

Reduction in the Number of Shareholders and the Number of Outstanding Shares. We believe that the transaction will reduce the number of record shareholders from approximately 965 to approximately 257. As noted earlier, in addition to the approximately 331,849 shares held by shareholders of record with fewer than 2,000 shares in their account, Benchmark assumes that beneficial owners of approximately 289,002 additional shares will instruct their broker or other nominee to transfer their shares into their own names and receive cash for their shares in the transaction. Accordingly, the number of outstanding shares of common stock will decrease from 2,976,486 to approximately 2,355,635.

Transfer of Book Value. Because (i) the price to be paid to holders of fewer than 2,000 shares of common stock will be $19.00 per share, (ii) the number of shares of common stock expected to be cashed-out as a result of the transaction is estimated to be approximately 620,851, (iii) the total cost to Benchmark (including expenses) of effecting the transaction is expected to be approximately $11,956,169, and (iv) at September 30, 2004, aggregate shareholders’ equity in Benchmark was approximately $30.49 million, or $10.25 per share, we expect that, as a result of the transaction:

•	aggregate shareholders’ equity of Benchmark as of September 30, 2004, will be reduced from approximately $30.5 million on a historical basis to approximately $18.5 million on a pro forma basis;

•	the book value per share of common stock as of September 30, 2004, will be reduced from $10.25 per share on a historical basis to approximately $7.87 per share on a pro forma basis;

•	net income per share of common stock (including non-recurring income and expenses) for the year ended December 31, 2003, will increase from $1.21 on a historical basis to approximately $1.42 on a pro forma basis ($1.19 to $1.39 on a fully-diluted basis); and

•	net income per share of common stock (including non-recurring income and expenses) for the nine months ended September 30, 2004, will increase from $0.90 on a historical basis to approximately $1.04 on a pro forma basis ($0.89 and $1.02 on a fully-diluted basis).

Decrease in Capital. As a result of the transaction, Benchmark’s capital will be reduced, although we anticipate that Benchmark will remain “well capitalized” for bank regulatory purposes. For instance, we expect our Tier 1 capital as of September 30, 2004, will decrease from approximately $29.7 million on a historical basis (as adjusted to reflect the private placement of trust preferred securities) to approximately $23.7 million on a pro forma basis.

Termination of Exchange Act Registration. Our common stock is currently registered under the Exchange Act. We plan to terminate this registration if our common stock is no longer held by 300 or more shareholders of record. Termination of registration of our common stock under the Exchange Act would substantially reduce the information we are required to furnish to our shareholders and to the SEC. It would also make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, proxy statement disclosure in connection with shareholder meetings and the related requirement of an annual report to shareholders, no longer applicable to Benchmark. Accordingly, we estimate it will eliminate costs and expenses associated with continuance of the Exchange Act registration, estimated at approximately $246,000 a year. We intend to apply for such termination as soon as practicable following completion of the transaction.

In the event the registration of our common stock is terminated under the Exchange Act, executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16.

Effect on Market for Shares. Our common stock is currently traded on the OTC Bulletin Board. We expect that after the transaction our common stock will be delisted from the OTC Bulletin Board. This delisting, together with the reduction in public information concerning Benchmark as a result of its no longer being required to file reports under the Exchange Act, will further reduce the liquidity of the common stock. Any trading in our common stock after the transaction will only occur in the “pink sheets” or in privately negotiated sales. The “pink sheets” are maintained by Pink Sheets LLC (formerly, the National Quotation Bureau, Inc.). Pink sheets is a quotation service that collects and publishes market maker quotes for over the counter securities. The pink sheets is not a stock exchange or a regulated entity. Price quotations are provided by over-the-counter market makers and company information is provided by the over-the-counter companies.

Effect on Dividends. Given the relatively small percentage of shares of common stock being repurchased in the transaction, we do not anticipate that the transaction will have a material effect on Benchmark’s dividend policy.

Financial Effects of the Transaction; Financing of the Transaction. We expect that the transaction and the use of approximately $11,956,169 in cash to complete the transaction, which includes approximately $160,000 in professional fees and other related expenses, will not have any material adverse effect on our capital adequacy, liquidity, results of operations or cash flow. Because we do not currently know the actual number of shares which will be cashed-out, we can only estimate the total amount of cash to be paid to shareholders in the transaction. We estimate the maximum amount to be approximately $11,796,169. You should read the discussion under “Special Factors – Fees and Expenses” for a description of the fees and expenses we expect to incur in connection with the transaction. We will finance the cash amount to be paid to shareholders in the transaction and the professional fees and other related expenses first with our own capital and, if necessary, through the private placement of our trust preferred securities.

Increased Share Ownership of Officers and Directors. As a result of the transaction, we expect that (a) the percentage of ownership of common stock of Benchmark held by executive officers and directors of Benchmark as a group will increase from 14.80% to approximately 18.62% on a fully diluted basis, (b) the collective book value as of September 30, 2004, of the shares of Benchmark common stock held by Benchmark’s executive officers and directors, as a group, will decrease from $2,327,139 (non beneficial) on a historical basis to $1,787,929 on a pro forma basis, and (c) the collective pro rata interest of Benchmark’s executive officers and directors, as a group, in the net income of Benchmark for the year ended December 31, 2003, will increase from $540,669 on a historical basis (based on the number of shares beneficially owned by such officers and directors as of the record date) to $632,786 on a pro forma basis (based on the number of shares Benchmark anticipates such officers and directors to beneficially own immediately after the transaction). For a description of the assumptions used in determining the numbers of shares and related percentages that we expect to be held by executive officers and directors immediately after the transaction, please see footnote (2) under “The Parties – Securities Ownership of Management.”

Effect of the Transaction on Shareholders

General. If approved at the special meeting, the transaction will affect Benchmark shareholders as follows after completion:

Immediately Before the Transaction	Net Effect After Transaction
Shareholders of record holding 2,000 or more shares of Benchmark common stock and all street name holders of Benchmark common stock	• Your shares of common stock will continue to be outstanding, and you will receive no cash.

Shareholders of record holding fewer than 2,000 shares of Benchmark common stock	• You will receive $19.00 cash, without interest, for each share you own immediately before the effective time of the transaction.

• You will not have to pay any brokerage commissions or other service charges in connection with the transaction.

• All amounts owed to you will be subject to applicable federal and state income taxes.

• You will have no further interest in Benchmark with respect to your cashed-out shares. Your only right will be to receive cash for these shares.

•      You will receive a letter of transmittal from Benchmark as soon as practicable after the transaction with instructions on how to surrender your existing certificate (s) in exchange for your cash payment.

NOTE: If you want to continue to hold Benchmark stock after the transaction, you may do so by purchasing a sufficient number of shares of Benchmark common stock on the open market prior to the effective time of the transaction so that you hold at least 2,000 shares at the effective time of the transaction. Alternatively, you may transfer your shares to a nominee (such as a stock broker) and become a street name holder.

Effects on Affiliates as Shareholders. The transaction will have various effects on shareholders who are affiliates of Benchmark, as described below. As used in this proxy statement, the term “affiliated shareholder” means any shareholder who is a director or executive officer of Benchmark, and the term “unaffiliated shareholder” means any shareholder other than an affiliated shareholder. The effects of the transaction to an affiliated shareholder will vary based on whether or not all or any portion of the affiliated shareholder’s shares will be cashed-out in the transaction. The determination of whether or not any particular shares of Benchmark common stock will be cashed-out in the transaction will be based on whether the holder of those shares holds either fewer than 2,000 shares or 2,000 or more shares of record. Since an affiliated shareholder may beneficially own shares held by more than one holder of shares, an affiliate may beneficially own both shares that will be cashed-out in the transaction and shares that will remain outstanding in the transaction. We expect that our executive officers and directors will continue to beneficially own a total of approximately 447,582 shares immediately after the transaction.

Cashed-Out Affiliated Shareholders. Affiliated shareholders owning fewer than 2,000 shares of record immediately prior to the effective time of the transaction will, upon consummation of the transaction:

•	receive $19.00 in cash, without interest, per share;

•	no longer have any equity interest in Benchmark and therefore will not participate in its future potential earnings or growth, if any;

•	other than upon the exercise of stock options that have previously been or may in the future be granted by Benchmark, not be able to re-acquire an equity interest in Benchmark unless they purchase shares from the remaining shareholders, although Benchmark does not anticipate that the remaining shareholders will transfer their shares to third parties; and

•	be required to pay federal and, if applicable, state and local income taxes on the cash amount received in the transaction.

Remaining Affiliated Shareholders. Potential effects on affiliated shareholders who remain as shareholders after the transaction include:

•	Reduced reporting requirements for officers and directors. The directors and executive officers will no longer be subject to the reporting and short-swing profit provisions under the Exchange Act with respect to changes in their beneficial ownership of Benchmark common stock;

•	Reduced capital. Benchmark’s capital will be reduced, including a decrease in Benchmark’s Tier 1 capital as of September 30, 2004, from approximately $29.7 million on a historical basis to approximately $23.7 million on a pro forma basis (as adjusted to reflect the private placement of trust preferred securities);

•	Reduced book value per share. The book value per share of common stock as of September 30, 2004, will be reduced from $10.25 per share on a historical basis to approximately $7.87 per share on a pro forma basis;

•	Effect on net income per share. Net income per share of common stock (including non-recurring income and expenses) for the year ended December 31, 2003, will increase from $1.21 on a historical basis to approximately $1.42 on a pro forma basis ($1.19 to $1.39 on a fully-diluted basis). Net income per share of common stock (including non-recurring income and expenses) for the nine months ended September 30, 2004, will increase from $0.90 on a historical basis to approximately $1.04 on a pro forma basis ($0.89 and $1.02 on a fully-diluted basis); and

•	Decreased liquidity. The liquidity of the shares of common stock held by shareholders may be further reduced by the transaction due to the termination of the registration of the common stock under the Exchange Act and the delisting of the common stock from the OTC Bulletin Board. Any trading in our common stock after the transaction will only occur in the “pink sheets” or in privately negotiated sales.

Effects On Unaffiliated Shareholders. The transaction will have various effects on shareholders who are not affiliates of Benchmark, as described below. The effects of the transaction to an unaffiliated shareholder will vary based on whether or not the unaffiliated shareholder’s shares will be cashed-out in the transaction.

Cashed-Out Unaffiliated Shareholders. Unaffiliated shareholders owning fewer than 2,000 shares of record immediately prior to the effective time of the transaction will:

•	receive $19.00 in cash, without interest, per share;

•	no longer have any equity interest in Benchmark and therefore will not participate in its future potential earnings or growth, if any;

•	not be able to re-acquire an equity interest in Benchmark unless they purchase shares from the remaining shareholders, although Benchmark does not anticipate that the remaining shareholders will transfer their shares to third parties; and

•	be required to pay federal and, if applicable, state and local income taxes on the cash amount received in the transaction.

Remaining Unaffiliated Shareholders. Potential effects on unaffiliated Benchmark shareholders who remain as shareholders after the transaction include:

•	Decreased Access to Information. If the transaction is effected, we intend to terminate the registration of our common stock under the Exchange Act. As a result, Benchmark will no longer be subject to the periodic reporting requirements and the proxy rules of the Exchange Act. Similarly, executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16;

•	Decreased Liquidity. The liquidity of the shares of common stock held by unaffiliated shareholders maybe further reduced by the transaction due to the termination of the registration of the common stock under the Exchange Act and the delisting of the common stock from the OTC Bulletin Board. Any trading in our common stock after the transaction will only occur in the “pink sheets” or in privately negotiated sales;

•	Reduced Capital. Benchmark’s capital will be reduced, including a decrease in Benchmark’s Tier 1 capital as of September 30, 2004, from approximately $29.7 million on a historical basis to $23.7 million on a pro forma basis (as adjusted to reflect the private placement of trust preferred securities);

•	Reduced Book Value Per Share. The book value per share of common stock as of September 30, 2004, will be reduced from $10.25 per share on a historical basis to approximately $7.87 per share on a pro forma basis;

•	Effect On Net Income Per Share. Net income per share of common stock (including non-recurring income and expenses) for the year ended December 31, 2003, will increase from $1.21 on a historical basis to approximately $1.42 on a pro forma basis ($1.19 to $1.39 on a fully-diluted basis). Net income per share of common stock (including non-recurring income and expenses) for the nine months ended September 30, 2004, will increase from $0.90 on a historical basis to approximately $1.04 on a pro forma basis ($0.89 and $1.02 on a fully-diluted basis); and

•	Increased Share Ownership of Officers and Directors. As a result of the transaction, we expect that (a) the percentage of beneficial ownership of common stock of Benchmark held by executive officers and directors of Benchmark as a group will increase from 14.80% to approximately 18.62% on a fully diluted basis, (b) the collective book value as of September 30, 2004, of the shares of Benchmark common stock held by Benchmark’s current officers and directors, as a group, will decrease from $2,327,139 (non beneficial) on a historical basis to approximately $1,787,929 on a pro forma basis, and (c) the collective pro rata interest of Benchmark’s current officers and directors, as a group, in the net income of Benchmark for the year ended December 31, 2003, will increase from $540,669 on a historical basis (based on the number of shares beneficially owned by such officers and directors as of the record date) to approximately $632,786 on a pro forma basis (based on the number of shares Benchmark anticipates such officers and directors to beneficially own immediately after the transaction).

Examples. In general, the transaction can be illustrated by the following examples:

Hypothetical Scenario	Result
Ms. Smith is a registered shareholder who holds 1000 shares of Benchmark stock in her record account at the effective time of the transaction. Ms. Smith holds no other shares.

Instead of receiving a fractional share of common stock immediately after the reverse split, Ms. Smith’s 1,000 shares will be converted into the right to receive cash in the amount of $19.00 per share.

If Ms. Smith wants to continue her investment in Benchmark, she can buy at least 1000 more shares of Benchmark stock in her record account so she holds 2,000 or more shares. Ms. Smith would have to act far enough in advance of the effective time of the transaction so that the purchase is complete and registered on the books of Benchmark before the effective time. Alternatively, if she wants to continue her investment, Ms. Smith can transfer her 1000 shares from her record account to a nominee, such as a stock broker.

Mr. Brown holds 300 shares of Benchmark stock in a brokerage account at the effective time of the transaction. Mr. Brown holds no other shares.	Shareholders holding common stock in street name through a nominee (such as a bank or broker) will not be cashed out like shareholders whose shares are registered in their names. If Mr. Brown wants to be cashed out, his shares must be reregistered in his name so that he is the record owner.

Mr. Jones holds 400 shares of Benchmark stock in registered form and 400 shares in a brokerage account at the time of the transaction. Mr. Jones holds no other shares.	Mr. Jones’ 400 shares held in a brokerage account will remain outstanding after the transaction. The 400 shares he holds in registered form will be converted into the right to receive $19.00 per share in cash.

Mr. and Mrs. Wilson each owns of record 1000 shares of Benchmark common stock at the effective time of the transaction. Neither holds any other shares.	Instead of receiving a fractional share of common stock immediately after the reverse split, Mr. and Mrs. Wilson’s shares will be converted into the right to receive $19.00 per share.

Mr. and Mrs. Roberts jointly own of record 2,000 shares of Benchmark common stock at the effective time of the transaction. Neither holds any other shares.	Because shares held of record jointly are considered held by a single person, the 2,000 shares will remain outstanding after the transaction.

Interests of Officers and Directors in the Transaction

We refer you to the information under the heading “The Parties – Securities Ownership of Management” for information regarding our current officers and directors and their stock ownership in Benchmark. As a result of the transaction, Benchmark expects that (a) the beneficial ownership of common stock of Benchmark held by current officers and directors of Benchmark as a group will increase from 14.71% to approximately 18.48% on a fully diluted basis, (b) the collective book value as of September 30, 2004, of the shares of Benchmark common stock held by Benchmark’s current officers and directors, as a group, will decrease from $2,327,139 (non beneficial) on a historical basis to approximately 1,787,929 on a pro forma basis, and (c) the collective pro rata interest of Benchmark’s current officers and directors, as a group, in the net income of Benchmark for the year ended December 31, 2003, will increase from $537,338 on a historical basis (based on the number of shares beneficially owned by such officers and directors as of the record date) to $627,869 on a pro forma basis (based on the number of shares Benchmark anticipates such officers and directors to beneficially own immediately after the transaction).

Conduct of Benchmark’s Business After the Transaction

Following the transaction, Benchmark and its subsidiaries, including Benchmark Community Bank, will continue to conduct their existing operations in the same manner as now conducted. The executive officers and directors immediately prior to the transaction will be the executive officers and directors of Benchmark after the transaction. The bylaws of Benchmark will remain in effect and unchanged by the transaction. The deposits of the Bank will continue to be insured by the FDIC, and Benchmark and the Bank will continue to be regulated by the same bank regulatory agencies as before the transaction.

Benchmark believes that there are significant advantages in becoming a private company, and Benchmark plans to avail itself of any opportunities it may have as a private company, including, but not limited to, making any public or private offering for its shares, or entering into any other arrangement as it may deem appropriate. Although management does not presently have an intent to enter into any such offering or arrangement nor is management currently in negotiations with respect to any such offering or arrangement, there exists the possibility that Benchmark may enter into such an arrangement in the future and the remaining shareholders of Benchmark may receive payment for their shares in any such offering or arrangement lower than, equal to or in excess of the amount paid to cashed-out shareholders in the transaction.

Other than as described in this proxy statement, neither Benchmark nor its management has any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its board of directors or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business.

The shares of Benchmark common stock converted in the transaction into the right to receive $19.00 cash will, after the transaction, be included in Benchmark’s authorized but unissued shares and would be available for issuance in the future.

Fees and Expenses

Benchmark estimates that transaction related fees and expenses, consisting primarily of financial advisory fees, SEC filing fees, fees and expenses of attorneys and accountants and other related charges, will total approximately $160,000, assuming the transaction is completed. This amount consists of the following estimated fees:

Description	Amount
Advisory fees and expenses	$3,600
Legal fees and expenses	40,000
Accounting fees and expenses	25,000
SEC filing fee	1,400
Printing, solicitation and mailing costs	10,000
Issuance cost of Trust Preferred Securities	30,000

Total	$160,000

Anticipated Accounting Treatment

Benchmark anticipates that it will account for the purchase of outstanding Benchmark common stock in the transaction from shareholders as retired stock.

The transaction will not affect any certificates representing shares of common stock held by registered shareholders owning 2,000 or more shares of common stock immediately prior to the effective time. Existing certificates held by any of these shareholders will continue to evidence ownership of the same number of shares as is set forth on the face of the certificates.

Any cashed-out shareholder with share certificates will receive a letter of transmittal after the transaction is completed. These shareholders must complete and sign the letter of transmittal and return it with their stock certificates(s) to Benchmark’s transfer agent before they can receive cash payment for those shares.

U.S. Federal Income Tax Consequences

Summarized below are the material federal income tax consequences to Benchmark and its shareholders resulting from the transaction. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation which may be important to you in light of your individual circumstances. Many shareholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other shareholders may also be subject to special tax rules, including but not limited to shareholders who received Benchmark common stock as compensation for services or pursuant to the exercise of an employee stock option, or shareholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations.

This summary assumes that you are one of the following: (1) a citizen or resident of the United States; (2) a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state); (3) an estate the income of which is subject to U.S. federal income taxation regardless of its sources; (4) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or (5) any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation on a net basis. This summary also assumes that you have held and will continue to hold your shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended.

We believe that the transaction will be treated as a tax-free “recapitalization” for federal income tax purposes. This will result in no material federal income tax consequences to Benchmark.

Shareholders are encouraged to consult their own tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of their specific circumstances.

Federal income tax consequences to shareholders who are not cashed-out in the transaction. If you (1) continue to hold Benchmark common stock immediately after the transaction, and (2) you receive no cash as a result of the transaction, you will not recognize any gain or loss in the transaction and you will have the same adjusted tax basis and holding period in your Benchmark common stock as you had in such stock immediately prior to the transaction.

Federal income tax consequences to shareholders who both receive cash and are considered to continue to own Benchmark common stock after the transaction for federal income tax purposes. In some instances you may be entitled to receive cash in the transaction for shares you hold in one capacity but continue to hold shares you hold in another capacity. For instance, if you own shares in your own name and hold other shares jointly with another person, the joint holdings would not be combined with your individual holdings for purposes of the transaction. As a result, in some instances the shares you hold in one capacity might be cashed-out in the transaction while the shares you hold in another capacity remain outstanding. However, in that situation you would be deemed for federal income tax purposes both to have received cash in the transaction and to continue to hold shares after the transaction.

If you both receive cash as a result of the transaction and are considered to continue to hold Benchmark common stock immediately after the transaction for federal income tax purposes, you generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the excess of the sum of aggregate fair market value of your shares of Benchmark common stock plus the cash received over your adjusted tax basis in the transaction, or (2) the amount of cash received in the transaction. In determining whether you continue to hold stock immediately after the transaction, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. Your aggregate adjusted tax basis in your shares of Benchmark common stock held immediately after the transaction will be equal to your aggregate adjusted tax basis in your shares of Benchmark common stock held immediately prior to the transaction, increased by any gain recognized in the transaction, and decreased by the amount of cash received in the transaction.

Any gain recognized in the transaction will be treated, for federal income tax purposes, as capital gain, provided that your receipt of cash either (1) is not essentially equivalent to a dividend with respect to you as determined under Section 302 (b)(l) of the Internal Revenue Code, or (2) is a substantially disproportionate redemption of stock with respect to you as determined under Section 302(b)(2) of the Internal Revenue Code. If your gain is not treated as capital gain under any of these tests, the gain will be treated as ordinary dividend income to you to the extent of your ratable share of Benchmark’s undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as a capital gain. If you or, a person or entity related to you, continues to hold Benchmark common stock immediately after the transaction you are urged to consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of your specific circumstances.

Federal income tax consequences to cashed-out shareholders who do not continue to own Benchmark common stock after the transaction. If you receive cash as a result of the transaction but do not continue to hold Benchmark common stock immediately after the transaction, your tax consequences will depend on whether, in addition to receiving cash, a person or entity related to you (as determined by the Internal Revenue Code) continues to hold Benchmark common stock immediately after the transaction, as explained below.

If you (1) receive cash in exchange for Benchmark common stock as a result of the transaction but do not continue to hold Benchmark common stock immediately after the transaction, and (2) you are not related to any person or entity which holds Benchmark common stock immediately after the transaction, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock.

If you are related to a person or entity who continues to hold Benchmark common stock immediately after the transaction (as determined by the Internal Revenue Code) you will be treated as owning shares actually or constructively owned by such individuals or entities which may cause your receipt of cash in exchange for Benchmark common stock to be treated first as ordinary dividend income to the extent of your ratable share of Benchmark’s undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining amount will be treated as capital gain. If you are related to a person or entity who continues to hold Benchmark common stock immediately after the transaction you are urged to consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of your specific circumstances.

Capital Gain And Loss. For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

Backup Withholding. Shareholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the transaction to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each stockholder to deliver such information when the common stock certificates are surrendered following the effective time of the transaction. Failure to provide such information may result in backup withholding.

As explained above, the amounts paid to you as a result of the transaction may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. The U.S. Federal income tax discussion set forth above is based upon present law, which is subject to change possibly with retroactive effect. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of your specific circumstances.

Regulatory Requirements

In connection with the transaction, Benchmark will be required to make a number of filings with and obtain a number of approvals from various federal and state governmental agencies, including:

•	filing of articles of amendment with the State Corporation Commission of the Commonwealth of Virginia in accordance with the Virginia Stock Corporation Act after the approval of the transaction by Benchmark’s shareholders; and

•	complying with federal and state securities laws, including Benchmark’s filing, prior to the date of this proxy statement, of a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the Securities and Exchange Commission.

Dissenters’ Rights

Shareholders do not have appraisal rights under Virginia Law or under Benchmark’s articles of incorporation or bylaws in connection with the transaction.

FINANCIAL INFORMATION

Selected Historical Financial Information

The following summary of historical consolidated financial data was derived from Benchmark’s audited consolidated financial statements as of and for each of the years ended December 31, 2003, 2002 and 2001 and from Benchmark’s unaudited interim consolidated financial statements as of and for the nine months ended September 30, 2004 and 2003. The income statement data for the nine months ended September 30, 2004 is not necessarily indicative of results for a full year. This financial information is only a summary and should be read in conjunction with the consolidated financial statements of Benchmark and other financial information, including the notes thereto, contained in Benchmark’s Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, which information is incorporated by reference in this proxy statement. See “Where You Can Find More Information” on page 48 and “Documents Incorporated by Reference” on page 49.

	Nine Months Ended September 30,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(Dollars in thousands, except per share data)
Results of Operations:
Interest income	$12,359	$12,636	$16,808	$17,046	$17,401
Interest expense	4,152	4,817	6,268	7,200	8,755

Net interest income	8,207	7,819	10,540	9,846	8,646
Provision for loan losses	142	292	292	419	198
Net interest income after provision for loan losses	8,065	7,527	10,248	9,427	8,448
Noninterest income	1,187	1,055	1,453	1,395	1,043
Noninterest expenses	5,438	5,040	6,724	6,085	5,600
Income before taxes	3,814	3,542	4,977	4,737	3,891
Income tax expense	1,142	1,055	1,381	1,340	1,156

Net income	2,672	2,487	3,596	3,397	2,736

Financial Condition:
Total assets	$284,623	$277,757	$283,886	$265,058	$241,813
Total deposits	252,457	248,203	253,200	236,544	216,361
Net loans	221,255	210,241	212,720	196,273	176,077
Shareholders’ Equity	30,490	27,986	28,613	26,546	23,477
Average assets	284,255	271,408	276,797	247,003	224,982
Average shareholders’ equity	29,552	27,266	27,615	25,041	23,056

Key Financial Ratios:
Return on average assets	1.25%	1.23%	1.30%	1.39%	1.23%
Return on average equity	12.05%	12.20%	13.02%	13.57%	13.61%
Dividends paid as a percent of net income	23.38%	25.02%	34.69%	33.19%	39.08%

Per Share Data:
Net income, basic	$0.90	$0.84	$1.21	$1.15	$0.92
Net income, diluted	0.89	0.82	1.19	1.13	0.91
Cash dividends declared	0.21	0.21	0.42	0.38	0.36
Book value	10.25	9.45	9.63	8.95	7.90

Pro Forma Consolidated Financial Statements (Unaudited)

The following unaudited pro forma consolidated balance sheet as of September 30, 2004 and the unaudited pro forma consolidated income statements for the year ended December 31, 2003, and the nine months ended September 30, 2004, give effect to the following:

•	We have assumed that the transaction occurred as of September 30, 2004, for purposes of the consolidated balance sheet, and as of January 1, 2003, and January 1, 2004, respectively, with respect to the consolidated income statements for the year ended December 31, 2003, and the nine months ended September 30, 2004.

•	We have assumed that a total of 620,851 shares are cashed-out in the transaction at a price of $19.00 per share for a total of $11,796,169. Additionally, we have assumed that we have incurred or will incur $160,000 in costs and expenses relating to the transaction.

•	Six million dollars ($6,000,000) of the cash required to consummate the transaction including for the payment of expenses are anticipated to be financed through a private placement of our trust preferred securities as described under “Special Factors – Financial Effects of the Transaction; Financing the Transaction.”

•	We have not reflected the anticipated special cost savings, estimated to be approximately $246,000 per year that we expect as a result of the transaction.

The unaudited pro forma information is not necessarily indicative of the results that would have occurred had the transaction actually taken place at the respective time periods specified nor does such information purport to project the results of operations for any future date or period.

The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes of Benchmark included in our Annual Report on Form 10-K for the year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, which are incorporated in this proxy statement by reference.

PRO FORMA CONSOLIDATED BALANCE SHEET

September 30, 2004

(Unaudited)

Nine Months Ended September 30, 2004	Historical	Pro Forma Adjustments	Pro Forma Combined
Assets
Cash and due from banks	$12,943,222		$12,943,222
Interest-bearing deposits in other banks	100,000		100,000
Investment securities:
U. S. Government agencies	2,495,411		2,495,411
Mortgage backed securities	9,954,221		9,954,221
State and municipal obligations	15,141,123		15,141,123
Other securities	260,056		260,056
Federal funds sold(1,2,3)	10,194,000	(5,956,169)	4,237,831
Loans	223,266,288		223,266,288
Less: Allowance for loan losses	(2,010,815)		(2,010,815)

Net Loans	221,255,473		221,255,473
Premises and equipment - net	5,383,473		5,383,473
Accrued interest receivable	1,390,119		1,390,119
Deferred income taxes	370,040		370,040
Other real estate	229,404		229,404
Cash value life insurance	3,936,195		3,936,195
Other assets	969,787		969,787

Total Assets	$284,622,524	(5,956,169)	$278,666,355

Liabilities and Stockholders’ Equity
Deposits
Demand (noninterest-bearing)	$36,350,330		$36,350,330
NOW accounts	29,279,864		29,279,864
Money market accounts	19,446,997		19,446,997
Savings	16,346,478		16,346,478
Time, $100,000 and over	34,441,593		34,441,593
Other time	116,591,934		135,865,262

Total Deposits	252,457,196		252,457,196
Accrued interest payable	648,638		648,638
Accrued income tax payable	(561)		(561)
Other liabilities	1,026,805		1,026,805
Trust Preferred Securities(1)		6,000,000	6,000,000

Total Liabilities	254,132,078	6,000,000	260,132,078
Stockholders’ Equity
Common Stock, par value $0.21 per share authorized 4,000,000 shares(4)	624,686	(130,379)	494,307
Additional paid-in capital(2)	3,825,258	(3,825,258)
Retained earnings(2,3)	25,581,800	(8,000,532)	17,581,268
Unrealized security gains net of tax effect	458,702		458,702
Total Stockholders’ Equity	30,490,446	(11,956,169)	18,534,277

Total Liabilities and Stockholders’ Equity	$284,622,524	$(5,956,169)	$278,666,355

(1)	Issuance of Trust Preferred Securities

(2)	Retirement of Repurchased Shares with $0.21 par value (620,851 shares at $19.00)

(3)	Transaction Costs (estimated at $130,000), plus Issuance Costs of Trust Preferred Securities (estimated at 0.50%)

(4)	Common stock: 2,974,693.002 issued and outstanding 9/30/2004 (Pro Forma = 2,353,842.002 shares)

PRO FORMA CONSOLIDATED BALANCE SHEET

December 31, 2003

Year Ended December 31, 2003	Historical	Pro Forma Adjustments	Pro Forma Combined
Assets
Cash and due from banks	$12,897,917		$12,897,917
Interest-bearing deposits in other banks	128,475		128,475
Investment Securities	31,657,062		31,657,062
Federal funds sold (1,2,3)	15,466,000	(5,956,169)	9,509,831
Loans	214,703,746		214,703,746
Less: Allowance for loan losses	(1,984,101)		(1,984,101)

Net Loans	212,719,645		212,719,645
Premises and equipment - net	4,531,321		4,531,321
Accrued interest receivable	1,267,134		1,267,134
Deferred income taxes	302,829		302,829
Other real estate	106,904		106,904
Cash value life insurance	3,806,253		3,806,253
Refundable taxes	122,345		122,345
Other assets	908,951		908,951

Total Assets	$283,886,361	(5,956,169)	$277,930,192

Liabilities and Stockholders’ Equity
Deposits
Demand (noninterest-bearing)	$30,401,821		$30,401,821
NOW accounts	29,254,509		29,254,509
Money market accounts	25,265,191		25,265,191
Savings	15,550,755		15,550,755
Time, $100,000 and over	33,331,859		33,331,859
Other time	119,396,360		119,396,360

Total Deposits	253,200,495		253,200,495
Accrued interest payable	667,523		667,523
Dividends payable	623,317		623,317
Other liabilities	782,126		782,126
Trust Preferred Securities(1)		6,000,000	6,000,000

Total Liabilities	255,273,461	6,000,000	261,273,461
Stockholders’ Equity
Common stock, par value $.21 per share,
authorized 4,000,000 shares(4)	623,779	(130,379)	493,400
Additional paid-in capital(2)	3,881,671	(3,881,671)
Retained earnings(2,3)	23,565,634	(7,944,119)	15,621,515
Unrealized security gains net of tax effect	541,816		541,816
Total Stockholders’ Equity	28,612,900	(11,956,169)	16,656,731

Total Liabilities and Stockholders’ Equity	$283,886,361	$(5,956,169)	$277,930,192

(1)	Issuance of Trust Preferred Securities

(2)	Retirement of Repurchased Shares with $0.21 par value (620,851 shares at $19.00)

(3)	Transaction Costs (estimated at $130,000), plus Issuance Costs of Trust Preferred Securities (estimated at 0.50%)

(4)	Common Stock: 2,970,373.959 issued and outstanding 12/31/2003 (Pro Forma = 2,349,522.959 shares)

PRO FORMA CONSOLIDATED INCOME STATEMENT

September 30, 2004

(Unaudited)

Nine Months Ended September 30, 2004	Historical	Pro Forma Adjustments	Pro Forma Combined
Interest Income
Interest and fees on loans	$11,365,965	—	$11,365,965
Interest on U. S. Government obligations	128,475	—	128,475
Interest on State and municipal obligations	436,716	—	436,716
Interest on mortgage backed securities	334,211	—	334,211
Interest on Federal funds sold(1)	93,770	(21,766)	72,004

Total Interest Income	12,359,137	(21,766)	12,337,371
Interest Expense
Interest on deposits	4,151,806	—	4,151,806
Interest on trust preferred securities(2)		165,982	165,982

Total Interest Expense	4,151,806	165,982	4,317,788

Net Interest Income	8,207,331	—	8,019,584
Provision for Loan Losses	142,000	—	142,000

Net Interest Income After Provision	8,065,331	(187,747)	7,877,584
Noninterest Income
Service charges, commissions, and fees on deposits	683,798		683,798
Other operating income	416,039		416,039
Dividends	61,532		61,532
Gains on sale of other assets	848		848
Gains on sale of securities	24,462		24,462

Total Noninterest Income	1,186,679		1,186,679
Noninterest Expense
Salaries and wages	2,748,526		2,748,526
Employee benefits	670,704		670,704
Occupancy expenses	274,296		274,296
Furniture and equipment expense	308,657		308,657
Expenses(3)	—	$160,000	160,000
Other operating expenses	1,435,762	—	1,435,762

Total Noninterest Expense	5,437,945	160,000	5,597,945

Net Income Before Taxes	3,814,065	(347,747)	3,466,318
Income Taxes	1,142,240	(118,234)	1,024,006

Net Income(4)	$2,671,825	$(229,513)	$2,442,312

Earnings per Share, Basic	$0.90		$1.04

Earnings per Share, Diluted	$0.89		$1.02

(1)	Interest forfeited from using $5,956,169 in federal funds sold to partially finance the transaction (estimated at 0.73%)

(2)	Interest expense on $6 million of trust preferred securities to partially finance transaction (estimated at 3.69%)

(3)	Transaction Costs (estimated at $130,000), plus Issuance Costs of Trust Preferred Securities (estimated at 0.50%)

(4)	Tax effect on interest expense (tax rate of 34.00%)

PRO FORMA CONSOLIDATED INCOME STATEMENT

December 31, 2003

Year Ended December 31, 2003	Historical	Pro Forma Adjustments	Pro Forma Combined
Interest Income
Interest and fees on loans	$15,407,584		$15,407,584
Interest on U. S. Government obligations	576,279		576,279
Interest on State and municipal obligations	638,170		638,170
Interest on Federal funds sold (1)	185,800	(33,821)	151,979

Total Interest Income	16,807,833	(33,821)	16,774,012

Interest Expense
Interest on deposits	6,267,850	—	6,267,850
Interest on Trust Preferred Securities(2)		207,934	207,934

Total Interest Expense	6,267,850	207,934	6,475,784

Net Interest Income	10,539,983	(241,755)	10,298,228
Provision for Loan Losses	291,612		291,612

Net Interest Income After Provision	10,248,371	(241,755)	10,006,616

Noninterest Income
Service charges, commissions, and fees on deposits	637,466		637,466
Other operating income	722,072		722,072
Dividends	60,612		60,612
Gains on sale of other assets	13,047		13,047
Gains on sale of securities	19,488		19,488

Total Noninterest Income	1,452,685		1,452,685

Noninterest Expense
Salaries and wages	3,463,371		3,463,371
Employee benefits	878,027		878,027
Occupancy expenses	344,010		344,010
Expenses(3)	—	$160,000	160,000
Other operating expenses	2,038,785	—	2,038,785

Total Noninterest Expense	6,724,193	$160,000	6,884,193

Income Before Taxes	4,976,863	(401,755)	4,575,108
Income Taxes(4)	1,381,336	(136,597)	1,244,739

Net Income	$3,595,527	$(265,158)	$3,330,369

Earnings per Share, Basic	$1.21		$1.42

Earnings per Share, Diluted	$1.19		$1.39

(1)	Interest forfeited from using $5,956,169 in federal funds sold to partially finance the transaction (estimated at 1.14%)

(2)	Interest expense on $6 million of trust preferred securities to partially finance transaction (estimated at 3.47%)

(3)	Transaction Costs (estimated at $130,000), plus Issuance Costs of Trust Preferred Securities (estimated at 0.50%)

(4)	Tax effect on interest expense (tax rate of 34.00%)

Market Prices and Dividend Information

Benchmark’s common stock is quoted on the OTC Bulletin Board under the symbol “BMRB”. The table below sets forth the high and low sales prices for the common stock from January 1, 2002, through January 18, 2005, as reported by the OTC Bulletin Board, for the calendar quarters indicated, and the dividends declared on the stock in each quarter. These price quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

2005	High	Low	Dividends Declared
First Quarter (through Jan. 18, 2005)	$18.50	$18.20

2004

First Quarter	$15.25	$14.40
Second Quarter	16.55	15.00	0.21
Third Quarter	16.50	15.75
Fourth Quarter	18.75	16.00	0.22

2003

First Quarter	$13.75	$11.75
Second Quarter	15.00	12.00	0.21
Third Quarter	15.00	14.25
Fourth Quarter	15.00	14.25	0.21

2002

First Quarter	$10.60	$9.85
Second Quarter	15.00	10.10	0.18
Third Quarter	15.00	11.50
Fourth Quarter	13.00	11.00	0.20

The Benchmark board of directors, in its discretion, will determine whether to declare and pay dividends in the future. In view of the relatively small percentage of outstanding shares being cashed-out in the transaction the board of directors does not anticipate that the transaction will have a material effect on Benchmark’s dividend policy. However, any future declaration and payment of dividends will depend upon, among other factors, Benchmark’s results of operations and financial condition, future prospects, regulatory capital requirements, and other factors deemed relevant by the board of directors.

The last sale price of Benchmark’s common stock before we announced the going-private transaction was $17.00 on December 17, 2004. As of January 18, 2005, we had 965 shareholders of record.

Benchmark Common Stock Purchase Information

Benchmark announced the implementation of a stock repurchase plan on November 4, 2003, whereby Benchmark is authorized to repurchase up to 250,000 shares of its common stock. The stock repurchase plan has no expiration date. This repurchase plan replaced an existing plan, implemented on September 17, 1998, to repurchase up to 200,000 shares of Benchmark’s common stock.

The following table provides certain information concerning those repurchases.

	Number of Shares Repurchased	Price Range		Weighted Average Price
Year		High	Low
2004 (through January 18, 2005)	22,173.458	$17.00	$14.60	$15.53
2003	25,307.000	14.88	12.85	13.82
2002	14,000.000	10.25	10.00	10.11
2001	39,200.000	10.42	9.25	9.57
2000	16,932.000	10.25	8.50	9.17
1999	16,200.000	13.25	12.38	12.65

THE PARTIES

Benchmark Bankshares, Inc.

Benchmark Bankshares, Inc., formerly Lunenburg Community Bankshares, Inc., is a bank holding company incorporated under the laws of the Commonwealth of Virginia on March 7, 1986. Benchmark became a one bank holding company under the Bank Holding Company Act of 1956 on January 1, 1987 subsequent to its acquiring all of the issued and outstanding shares of The Lunenburg County Bank, now Benchmark Community Bank. Benchmark does not own or operate any other businesses.

The Bank opened for business on September 8, 1971 under its original name of The Lunenburg County Bank. It started business in temporary quarters and in 1974 moved to its present location at 100 South Broad Street, Kenbridge, Virginia 23944.

Also in 1974, the Bank opened its first full-service branch in the Town of Victoria, Virginia. Today, the Bank has ten full-service banking offices in the Towns of Kenbridge and Victoria in Lunenburg County, the Town of Farmville (two offices) in Prince Edward County, the Towns of Crewe and Blackstone in Nottoway County, the Towns of South Hill, Clarksville, and Chase City in Mecklenburg County, and the Town of Lawrenceville in Brunswick County. The Bank has also established a loan production office in the Town of South Boston in Halifax County. All offices are located in the State of Virginia.

The Bank offers a wide range of banking and related financial services to individuals and small to medium ranged businesses. The services offered are in the form of checking, savings accountings, NOW and money market accounts, certificates of deposit, business loans, personal loans, mortgage loans, and other consumer oriented financial services including IRAs, safe deposit, drive-up, night deposit, internet banking, and automatic teller machines at all but its downtown Farmville location. The Bank does not offer any trust services.

Securities Ownership of Management

The following table presents information about the beneficial ownership of Benchmark common stock as of January 18, 2005, by each director and executive officer of Benchmark, and by all directors and executive officers of Benchmark. It also shows their anticipated beneficial ownership after the transaction as a group.

Name	Number of Shares Beneficially Owned as of January 18, 2005	Percentage of Class	Pro Forma Percentage of Class
R. Michael Berryman (1)	87,713.000	2.93%	3.69%
David K. Biggs (2)	8,747.670	*	*
Mark F. Bragg (3)	13,097.409	*	*
Lewis W. Bridgforth (4)	41,680.657	1.39%	1.76%
William J. Callis (5)	39,967.494	1.33%	1.68%
Earl H. Carter, Jr. (6)	9,705.000	*	*
Earl C. Currin, Jr.	17,178.000	*	*
Mary Jane Elkins (7)	7,034.240	*	*
C. Edward Hall (8)	42,493.717	1.42%	1.79%
J. Ryland Hamlett (9)	50,977.000	1.70%	2.15%
Wayne J. Parrish (10)	34,152.762	1.14%	1.44%
Ben L. Watson, III (11)	22,471.508	*	*
Janice W. Pernell	11,381.375	*	*
Jay A. Stafford (12)	8,982.063	*	*
Michael O. Walker (13)	52,000.000	1.74%	2.19%

All directors and executive officers as a group (15 persons)	447,581.895	14.94%	18.85%

*	Represents less than 1.0% of the total outstanding shares of common stock.

(1)	Includes 44,573 shares owned solely by Mr. Berryman’s wife.

(2)	Includes 2,000 shares owned by Biggs Construction Co., Inc. and 4,000 unexercised option shares.

(3)	Includes 97.409 shares held jointly with Mr. Bragg’s wife and 5,000 unexercised option shares.

(4)	Includes 20,337.218 shares owned jointly with Mr. Bridgforth’s wife.

(5)	Includes 22,640.644 shares owned jointly with Mr. Callis’s wife.

(6)	Includes 6,000 unexercised option shares.

(7)	Includes 6,000 unexercised option shares.

(8)	Includes 260 shares owned solely by Mr. Hall’s wife, 5,040 shares owned jointly with his mother, and 2,000 unexercised option shares.

(9)	Includes 17,128 shares held as trustee for the John A. Cordle Family Trust, 17,128 shares held as trustee for the Mary F. Cordle Family Trust.

(10)	Includes 6,971.168 shares held jointly with Mr. Parrish’s wife, 7,419.035 shares owned solely by her.

(11)	Includes 500 unexercised option shares.

(12)	Includes 2,670 shares owned jointly with Mr. Stafford’s wife and 444.108 owned jointly with his mother.

(13)	Includes 25,000 shares owned jointly with Mr. Walker’s wife and 1,500 unexercised option shares.

In the past 60 days, Mr. Watson acquired 1,000 shares on December 10, 2004, Mr. Parrish acquired 5,000 shares on December 21, 2004, Mr. Walker acquired 1,500 shares on December 21, 2004. Mrs. Pernell acquired 2,450 shares on January 5, 2005, Mr. Hamlett acquired 3,000 shares on January 7, 2005, and Mr. Biggs acquired 2,000 shares on January 10, 2005. All acquisitions were exercises of Benchmark stock options at a price of $7.38 per share, with the exception of Mr. Biggs, whose option price was $12.50 per share.

Directors and Officers of Benchmark

The following table provides certain information for each director and principal officer of Benchmark.

Name	Age	Director Since	Principal Occupation for the Last Five Years

R. Michael Berryman	64	1978	Retired Pharmacist

David K. Biggs	47	2002	Principal of Biggs Construction Co., Inc.

Mark F. Bragg	43	1999	Principal of Atlantic Medical, Inc.

Lewis W. Bridgforth	65	1971	Physician in Private Practice

William J. Callis	62	1989	Principal of Kenbridge Construction Co., Inc.

Earl H. Carter, Jr.	56	2000	Principal of Taylor-Forbes Equipment Company, Inc.

Earl C. Currin, Jr.	61	1986	Provost, Southside Virginia Community College

Mary Jane Elkins	53	2002	Dean of Institutional Advancement, Southside Virginia Community College

C. Edward Hall	64	1971	Pharmacist

J. Ryland Hamlett	62	1986	Retired Personnel Manager

Wayne J. Parrish	65	1979	Principal of Parrish Trucking Co., Inc.

Ben L. Watson, III	61	1976	President and CEO of Benchmark and the Bank

Name	Age	Employee Since	Principal Occupation for the Last Five Years

Janice W. Pernell	58	1971	Senior Vice President

Jay A. Stafford	45	1988	Vice President, Branch Administrator

Michael O. Walker	54	1975	Executive Vice President

There are no family relationships among any of the directors or principal officers. The business address and telephone number for each director and principal officer is c/o Benchmark Bankshares, Inc., 100 South Broad Street, Kenbridge, Virginia 23944, (434) 676-9054.

THE PROPOSED AMENDMENT

The following is a description of the material terms and effects of the transaction. A copy of the separate articles of amendment effecting both the reverse split and the forward split following immediately thereafter are attached as Annex A to this proxy statement and are collectively referred to herein as the “proposed amendment.” This discussion does not include all of the information that may be important to you. You should read the proposed amendment and this proxy statement and related annexes before deciding how to vote at the special meeting.

Structure of the Transaction

The transaction includes both a reverse stock split and a forward stock split of the common stock. If the transaction is approved by shareholders and implemented by the board, the reverse split is expected to occur at 6:00 p.m., Eastern Standard Time, on March 18, 2005 (the “effective time”) and the forward split is expected to occur at 6:01 p.m., Eastern Standard Time, on the same date. Upon consummation of the reverse split, each registered shareholder at the effective time will receive one (1) share of common stock for each 2,000 shares of common stock held by his or her account at that time. If a registered shareholder holds 2,000 or more shares of common stock in his or her account, any fractional shares in such account will not be cashed-out after the reverse split and the total number of shares held by such holder will not change as a result of the transaction. As allowed under Section 13.1-641 of the Virginia Stock Corporation Act, any registered shareholder who holds fewer than 2,000 shares of common stock in his or her account at the effective time will receive a cash payment instead of fractional shares. This cash payment will be determined and paid as described under “– Conversion of Shares in the Transaction” at page 46. Immediately following the reverse split, all shareholders who are not cashed-out shareholders will receive 2,000 shares of common stock for every one share of common stock they held following the reverse split. We do not intend for the transaction to treat shareholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names.

Conversion of Shares in the Transaction

At the effective time of the transaction:

•	all outstanding record shares of Benchmark common stock, held of record by a holder (as defined below) holding fewer than 2,000 shares of Benchmark stock immediately prior to the effective time shall, without any action on the part of the holder thereof, be converted into the right to receive cash equal to $19.00 per share (the “transaction consideration”);

•	all outstanding shares of Benchmark common stock other than those described above as being converted into the right to receive the transaction consideration, including all street shares (as defined below) shall remain outstanding with all rights, privileges, and powers existing immediately before the transaction;

•	no holder holding, of record or beneficially, immediately prior to the effective time 2,000 or more shares (including any combination of record shares or street shares) in the aggregate shall be entitled to receive any transaction consideration with respect to the shares so held; and

•	it is a condition precedent to the right of any holder to receive the transaction consideration, if any, payable with respect to the shares held by such holder that such holder certify to Benchmark in the letter of transmittal delivered by Benchmark as described below that such holder held, of record, immediately prior to the transaction fewer than 2,000 shares (including any combination of record shares and street shares) in the aggregate.

As used above:

•	the term “record shares” means shares of Benchmark stock other than street shares, and any record share shall be deemed to be held by the registered holder thereof as reflected on the books of Benchmark;

•	the term “street shares” means shares of Benchmark stock held of record in street name, and any street share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof;

•	the term “holder” means

(a)	any record holder or holders of record shares who would be deemed, under Rule 12g5-1 under the Exchange Act as described below, to be a single “person” for purposes of determining the number of record shareholders of Benchmark, and

(b)	any other person or persons who would be deemed to be a “holder” under the above clause if the shares it holds beneficially in street name were held of record by such person or persons.

Benchmark (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to:

•	make such inquiries, whether of any shareholder(s) or otherwise, as it may deem appropriate for purposes of effecting the transaction; and

•	resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to such provisions, including, without limitation, any questions as to the number of shares held by any holder immediately prior to the effective time. All such determinations by Benchmark shall be final and binding on all parties, and no person or entity shall have any recourse against Benchmark or any other person or entity with respect thereto.

For purposes of effecting the transaction, Benchmark may in its sole discretion, but shall not have any obligation to do so,

•	presume that any shares of Benchmark common stock held in a discrete record account are held by a person distinct from any other person, notwithstanding that the registered holder of a separate discrete record account has the same or a similar name as the holder of a separate discrete account; and

•	aggregate the shares held (whether of record or beneficially) by any person or persons that Benchmark determines to constitute a single holder for purposes of determining the number of shares held by such holder.

Rule 12g5-1 under the Exchange Act provides that, for the purpose of determining whether an issuer is subject to the registration provisions of the Exchange Act, securities shall be deemed to be “held of record” by each person who is identified as the owner of such securities on records of security holders maintained by or on behalf of the issue, subject to the following:

•	In any case where the records of security holders have not been maintained in accordance with accepted practice, any additional person who would be identified as such an owner on such records if they had been maintained in accordance with accepted practice shall be included as a holder of record.

•	Securities identified as held of record by a corporation, a partnership, a trust whether or not the trustees are named, or other organization shall be included as so held by one person.

•	Securities identified as held of record by one or more persons as trustees, executors, guardians, custodians or in other fiduciary capacities with respect to a single trust, estate or account shall be included as held of record by one person.

•	Securities held by two or more persons as co-owners shall be included as held by one person.

•	Securities registered in substantially similar names where the issuer has reason to believe because of the address or other indications that such names represent the same person, may be included as held of record by one person.

Exchange of Certificates

Promptly after the transaction, Benchmark will mail to each holder of a certificate or certificates which immediately prior to the effective time of the transaction evidenced outstanding shares that appear, based on information available to Benchmark, may have been converted into the right to receive a cash payment (“Certificates”), a letter of transmittal (which shall contain a certification as to the number of shares held and such other matters as Benchmark may determine and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Benchmark) and instructions to effect the surrender of the Certificates in exchange for a cash payment, if any, payable with respect to such Certificates. Upon surrender of a Certificate for cancellation to Benchmark, together with such letter of transmittal, duly completed and executed and containing the certification that the holder of the Certificate holds fewer than 2,000 shares, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange a cash payment payable with respect to the shares formerly represented by such Certificate and the Certificate so surrendered shall be canceled. In the event of a transfer of ownership of shares which is not registered in the share transfer records of Benchmark, the a cash payment, if any, payable in respect of such shares may be paid or issued to the transferee if the Certificate representing such shares is presented to Benchmark, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

You should not send your stock certificates now. You should send them only after you receive a letter of transmittal from Benchmark. Letters of transmittal will be mailed soon after the transaction is completed.

Timing of Closing

If the transaction is approved by the Benchmark shareholders, the transaction closing will take place on March 18, 2005 or as soon as practicable thereafter. Immediately following the special meeting, each of the articles of amendment will be filed with the Virginia State Corporation Commission. Each of the reverse split and the forward split will become effective on the date and at the time specified in the respective articles of amendment.

Employee Stock Options

The outstanding options to acquire Benchmark common stock held by employees and directors of Benchmark and its subsidiaries will continue to be outstanding after the transaction. As of January 18, 2005, there were options outstanding to purchase 124,299 shares of Benchmark common stock, all of which have exercise prices that are below the $19.00 cash consideration to be paid in the transaction to shareholders owning fewer than 2,000 shares. Benchmark granted these options as incentive compensation for services to Benchmark. Of those options, Benchmark expects 68,099 to be vested and exercisable as of the date of the transaction. Holders of options not exercised before the transaction will hold stock options in Benchmark as a private company with limited liquidity. They will benefit from any future appreciation in the value of Benchmark after the transaction and will assume the risk of any future downturns in the business of Benchmark after the transaction.

Conditions to the Completion of the Transaction

The completion of the transaction depends upon the approval of the proposed amendment to our articles of incorporation that will implement the transaction by the holders of more than two-thirds of our outstanding shares.

Reservation of Rights

We reserve the right to abandon the transaction without further action by our shareholders at any time before the filing of the necessary articles of amendment to Benchmark’s articles of incorporation with the Virginia State Corporation Commission, even if the transaction has been authorized by our shareholders at the special meeting, and by voting in favor of the transaction you are expressly also authorizing us to determine not to proceed with the transaction if we should so decide. We also reserve the right to delay the transaction if there is litigation pending regarding the transaction.

OTHER MATTERS

Management of Benchmark knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, unless otherwise instructed, it is intended that the persons named in the proxy will vote shares according to their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

Benchmark files reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy, at the prescribed rates, this information at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.

The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Benchmark, who file electronically with the SEC. The address of that site is http://www.sec.gov.

Benchmark has filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in respect of the transaction. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above or is available electronically at the SEC’s website.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows Benchmark to “incorporate by reference” information into this document. This means that we can disclose important information to you be referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated by reference herein.

This document incorporates by reference the documents listed below that Benchmark has filed previously with the SEC. They contain important information about Benchmark and its financial condition.

•	Benchmark’s Annual Report on Form 10-K for the year ended December 31, 2003.

•	Benchmark’s Quarterly Report on Form 10-Q, as amended, for the quarter ended September 30, 2004.

•	Benchmark’s Current Report on Form 8-K filed January 10, 2005.

We also incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this document and the date of Benchmark’s special meeting.

We will provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by writing to Janice W. Pernell, Treasurer, at the following address: Benchmark Bankshares, Inc., 100 South Broad Street, Kenbridge, VA 23944, phone (434) 676-9054.

These documents are also included in our SEC filings, which you can access electronically at the SEC’s website at http://www.sec.gov.

We have not authorized anyone to give any information or make any representation about the transaction or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.

By Order of the Board of Directors,

Secretary

ANNEX A

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

BENCHMARK BANKSHARES, INC.

I. Name. The name of the Corporation is Benchmark Bankshares, Inc.

II. Text of Amendment. Section 1 of Article III of the Corporation’s Articles of Incorporation shall be amended by adding the following to the end of thereof:

Each share of common stock issued and outstanding immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one two-thousandth (1/2,000th) of a fully paid and nonassessable share of common stock, provided that no fractional shares shall be issued to any holder of record of fewer than 2,000 shares of common stock immediately prior to the time this amendment becomes effective. In lieu of issuing such fractional shares to such holders of record the Corporation shall pay in cash the fair value of such fractions of a share as determined in the good faith judgment of the Board of Directors of the Corporation.

The remainder of Article III is not amended hereby.

III. Adoption and Date of Adoption. The foregoing amendment was approved by the Board of Directors of the Corporation on December 16, 2004 and recommended and submitted to the holders of the voting common stock of the Corporation, the only class of capital stock outstanding, at a special meeting of shareholders called and held in accordance with the Virginia Stock Corporation Act on March 17, 2005. As of the record date of that meeting,                      shares of the Corporation’s voting common stock were issued and outstanding and entitled to vote. At that meeting, undisputed shares were voted in favor of the amendment, shares abstained, and                      shares were voted against the amendment. This represented approval by             % of the total shares of voting common stock issued and outstanding and was sufficient for approval by the Corporation’s shareholders.

IV. Effective Date. The Certificate of Amendment shall become effective at 6:00 p.m., Eastern Standard Time, on                              , 2005, in accordance with Section 13.1-606 of the Virginia Stock Corporation Act.

                             , 2005

BENCHMARK BANKSHARES, INC.

By:

A-1

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

BENCHMARK BANKSHARES, INC.

I. Name. The name of the Corporation is Benchmark Bankshares, Inc.

II. Text of Amendment. Section 1 of Article III of the Corporation’s Articles of Incorporation shall be amended by adding the following to the end thereof:

Each share of common stock issued and outstanding (and including each fractional interest in excess of one (1) share held by any shareholder) immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into two thousand (2,000) fully paid and nonassessable shares of common stock (or, with respect to such fractional interests, such lesser number of shares as may be applicable based upon such 2,000-to-1 ratio), provided that no fractional shares shall be issued.

III. Adoption and Date of Adoption. The foregoing amendment was approved by the Board of Directors of the Corporation on December 16, 2004 and recommended and submitted to the holders of the voting common stock of the Corporation, the only class of capital stock outstanding, at a special meeting of shareholders called and held in accordance with the Virginia Stock Corporation Act on March 17, 2005. As of the record date of that meeting,                      shares of the Corporation’s voting common stock were issued and outstanding and entitled to vote. At that meeting, undisputed shares were voted in favor of the amendment, shares abstained, and shares were voted against the amendment. This represented approval by             % of the total shares of voting common stock issued and outstanding and was sufficient for approval by the Corporation’s shareholders.

IV. Effective Date. The Certificate of Amendment shall become effective at 6:01 p.m., Eastern Standard Time, on                              , 2005, in accordance with Section 13.1-606 of the Virginia Stock Corporation Act.

, 2005	BENCHMARK BANKHARES, INC.

By:

A-2

ANNEX B

December 17, 2004

The Board of Directors

Benchmark Bankshares, Inc.

100 South Broad Street

Kenbridge, Virginia 23944

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Benchmark Bankshares, Inc. (“Benchmark”) of the cash consideration to be paid to certain shareholders of Benchmark’s common stock in connection with its proposed going private transaction (the “Transaction”). You have advised us that, as a result of the Transaction, (a) each share of Benchmark common stock held by a shareholder of record owning fewer than 2,000 shares immediately before the effective time of the Transaction will be converted into the right to receive $19.00 in cash per share from Benchmark, without interest, and (b) each share of common stock held by a shareholder of record owning 2,000 or more shares will continue to represent one share of Benchmark common stock after completion of the Transaction. Because the 2,000-share threshold applies to shareholders of record and not beneficial owners, each shareholder will have the ability to (i) retain all or a portion of their shares by placing all or some of their shares with a nominee or (ii) receive cash for up to 1,999 of their shares by remaining or becoming a shareholder of record for less than 2,000 shares.

Davenport & Company LLC, as part of its investment banking business is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Davenport was selected by Benchmark’s Board of Directors to act as its financial advisor because of Davenport’s reputation and experience in investment banking, its extensive experience and knowledge of the Virginia banking market, its recognized expertise in the valuation of commercial banking businesses and because Davenport was familiar with Benchmark and its business, having previously provided financial advisory services to Benchmark. Davenport will receive a fee for serving as Benchmark’s financial advisor and Benchmark has also agreed to indemnify Davenport for certain liabilities arising out of its engagement. In the ordinary course of its business as a broker-dealer, Davenport may, from time to time, purchase securities from, and sell securities to, Benchmark. As a market maker in securities, Davenport may from time to time have a long or short position in, and buy or sell, equity securities of Benchmark for Davenport’s own account or for the accounts of its customers.

In arriving at our opinion, we have, among other things:

1.	reviewed the most recent draft, as of December 16, 2004, of the proxy related to the proposed going private transaction;

2.	reviewed Benchmark’s audited financial statements for the three years ended December 31, 2003;

3.	reviewed Benchmark’s unaudited financial statements for the nine months ended September 30, 2003 and 2004, and other internal information relating to Benchmark prepared by Benchmark’s management;

4.	reviewed information regarding the trading market for Benchmark’s common stock and the price range within which the stock has traded;

5.	reviewed and analyzed certain publicly available business and financial information relating to Benchmark as well as certain financial forecasts and other information on Benchmark provided by management;

6.	analyzed the consideration to be paid as set forth in the proposed going private transaction in relation to, among other things, current and historical market prices of Benchmark common stock;

7.	compared the results of operations, market value, valuation multiples and publicly reported financial conditions of Benchmark with similar information for certain other publicly traded companies which we deemed to be relevant;

8.	evaluated the per share accretion/dilution of the proposed going private transaction with respect to Benchmark’s book value and earnings;

9.	took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and knowledge of the commercial banking industry generally;

10.	had discussions with members of Benchmark’s management regarding past and current business operations, financial condition, the background of the proposed going private transaction, the reasons and basis for the transaction, and the business and future prospects of Benchmark, as well as other matters relevant to our inquiry; and

11.	conducted such other studies, analysis and investigations particularly of the banking industry, and considered such other information as we deemed appropriate.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to us by Benchmark or its representatives, or that was otherwise reviewed by us, and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We are not experts in the evaluation of loan portfolios for the purpose of assessing the adequacy of allowances for losses and we assumed that Benchmark’s allowance is adequate. We did not review any individual credit files nor make any independent evaluation, appraisal or physical inspection of the assets, liabilities or properties of Benchmark, nor were we furnished with such evaluation or appraisal.

With respect to the financial forecast information furnished to or discussed with us by Benchmark, we assumed that such financial forecast information had been reasonably prepared and reflected the best currently available estimates and judgment of Benchmark’s management as to the expected future financial performance of Benchmark. We assumed no responsibility for and expressed no view as to any such forecasts or estimates or the assumptions upon which they were based. We have also assumed that the Transaction will be completed substantially in accordance with the terms set forth in most recent draft of the proxy describing the transaction as of December 16, 2004. Our opinion is necessarily based upon economic, market, financial and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Our opinion expressed herein is directed only to the fairness, from a financial point of view, to Benchmark shareholders of the cash consideration to be paid in connection with the Transaction, and it is not a recommendation on the amount of cash consideration being paid by Benchmark. In our analysis, we were instructed to evaluate the shares of Benchmark on a minority interest basis without consideration of the price that could be obtained in a sale or liquidation of the entire company. Our opinion was prepared in connection with and for the purposes of evaluation of the cash consideration to be paid in connection with the Transaction. Davenport was not retained as an advisor or agent to Benchmark’s shareholders or any other person, and it is acting only as an advisor to Benchmark’s Board of Directors. This opinion does not address the relative merits of the Transaction as compared to any alternative business strategies that might exist for Benchmark and does not constitute a recommendation to any shareholder of Benchmark as to how such shareholder should vote with respect to the Transaction. We are not expressing any opinion herein as to the prices at which Benchmark’s common stock will trade following the announcement or consummation of the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the shareholders of Benchmark in the Transaction is fair, from a financial point of view, to the shareholders of Benchmark, including both those shareholders who will receive cash in the Transaction and those shareholders who will not. Although subsequent developments may affect this opinion, it is understood that we do not have any obligation to update, revise or reaffirm this opinion.

Sincerely,

DAVENPORT & COMPANY LLC

Robert F. Mizell, CFA Senior Vice President

[FORM OF PRELIMINARY PROXY]

BENCHMARK BANKSHARES, INC.

100 S. Broad Street

Kenbridge, Virginia 23944

PROXY

This Proxy is solicited on behalf of the Board of Directors.

The undersigned, revoking all prior proxies, hereby appoints William J. Callis and Wayne J. Parrish as attorneys-in-fact and proxies, and each of them with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Benchmark Bankshares, Inc. held of record by the undersigned on January 18, 2005 at the Special Meeting of Shareholders to be held at Benchmark Community Bank, 100 South Broad Street, Kenbridge, Virginia 23944, at 7:30 p.m. on March 17, 2005, or any adjournment thereof, on each of the following matters:

1. To approve an amendment to the articles of incorporation of Benchmark Bankshares, Inc. to authorize a 1-for-2,000 reverse split followed immediately by a forward 2,000-for-1 stock split of Benchmark’s common stock, as described in the proxy statement of Benchmark Bankshares, Inc., dated February 1, 2005.

☐ FOR	☐ AGAINST	☐ ABSTAIN
(has the same effect as a vote Against)

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” proposal number 1. All joint owners MUST sign. This proxy may be revoked at any time prior to its exercise.

Please sign exactly as your name appears on the pre-printed label to the right. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date:	_________________________________

Signature, 1st Party	Signature, 2nd Party, if one	Signature, 3rd Party, if one

PLEASE MARK, SIGN, DATE & RETURN THIS PROXY

PROMPTLY IN ENCLOSED ENVELOPE.